CREDIT AGREEMENT

                     Dated as of February 27, 1998

                                among

                        LONGVIEW FIBRE COMPANY,
                              as Borrower

        BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION,
                              as Agent,

                                 and

        BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION
                         ABN AMRO BANK N.V.
                      THE BANK OF NOVA SCOTIA
                     FIRST UNION NATIONAL BANK
                   UNION BANK OF CALIFORNIA, N.A.
                   U.S. BANK NATIONAL ASSOCIATION
                      WELLS FARGO BANK, N.A.,
                            as Banks.


                         TABLE OF CONTENTS

Section                                                           Page

ARTICLE I	  DEFINITIONS                                              1

1.01  Certain Defined Terms                                          1
1.02  Other Interpretive Provisions                                 16
1.03  Accounting Principles                                         17

ARTICLE II	  THE CREDITS                                            17

2.01  Amounts and Terms of Commitments                              17
2.02  Loan Accounts                                                 18
2.03  Procedure for Borrowing                                       18
2.04  Conversion and Continuation Elections                         19
2.05  Voluntary Termination or Reduction of Commitments             20
2.06  Optional Prepayments                                          21
2.07  Repayment                                                     21
2.08  Interest                                                      21
2.09  Fees                                                          22
      (a)  Agency Fees                                              22
      (b)  Facility Fees                                            22
2.10  Computation of Fees and Interest                              22
2.11  Payments by the Company                                       23
2.12  Payments by the Banks to the Agent                            23
2.13  Sharing of Payments, Etc.                                     24
2.14	 Extension of Revolving Termination Date                       25

ARTICLE III  TAXES, YIELD PROTECTION AND ILLEGALITY                 25

3.01  Taxes                                                         25
3.02  Illegality                                                    27
3.03  Increased Costs and Reduction of Return                       28
3.04  Funding Losses                                                28
3.05  Inability to Determine Rates                                  29
3.06  Reserves on Offshore Rate Loans                               29
3.07  Certificates of Banks                                         30
3.08  Substitution of Banks                                         30
3.09  Survival                                                      30

ARTICLE IV	  CONDITIONS PRECEDENT                                   30

4.01  Conditions of Initial Loans                                   30
      (a)	Credit Agreement and Notes                                30
      (b)	Resolutions; Incumbency                                   31
      (c)	Organization Documents; Good Standing                     31
      (d)	Legal Opinion                                             31
      (e)	Payment of Fees	                                          31
      (f)	Certificate                                               31
      (g)	Prior Credit Agreement                                    32
      (h)	Other Documents                                           32

4.02  Conditions to All Borrowings                                  32
      (a) 	Notice of Borrowing or Conversion/Continuation           32
      (b) 	Continuation of Representations and Warranties           32
      (c) 	No Existing Default                                      32

ARTICLE V	  REPRESENTATIONS AND WARRANTIES                          33

5.01  Corporate Existence and Power                                 33
5.02  Corporate Authorization; No Contravention                     33
5.03  Governmental Authorization                                    33
5.04  Binding Effect                                                34
5.05  Litigation                                                    34
5.06  No Default                                                    34
5.07  ERISA Compliance                                              34
5.08  Use of Proceeds; Margin Regulations                           35
5.09  Title to Properties                                           35
5.10  Taxes                                                         35
5.11  Financial Condition                                           36
5.12  Environmental Matters                                         36
5.13  Regulated Entities                                            36
5.14  No Burdensome Restrictions                                    36
5.15  Copyrights, Patents, Trademarks and Licenses, etc.            37
5.16  Subsidiaries                                                  37
5.17  Insurance                                                     37
5.18  Swap Obligations                                              37
5.19  Full Disclosure                                               37
5.20  Year 2000 Compliance                                          38

ARTICLE VI	   AFFIRMATIVE COVENANTS                                 38

6.01  Financial Statements                                          38
6.02  Certificates; Other Information                               39
6.03  Notices                                                       39
6.04  Preservation of Corporate Existence, Etc.                     41
6.05  Maintenance of Property                                       41
6.06  Insurance                                                     41
6.07  Payment of Obligations                                        41
6.08  Compliance with Laws                                          42
6.09  Compliance with ERISA                                         42
6.10  Inspection of Property and Books and Records                  42
6.11  Environmental Laws                                            42
6.12  Use of Proceeds                                               43
6.13  Tangible Net Worth                                            43
6.14  Maximum Capitaliz                                             43
6.15  Interest Coverage Ratio                                       43

ARTICLE VII   NEGATIVE COVENANTS                                    43
7.01  Limitation on Liens                                           44
7.02  Disposition of Assets                                         46
7.03  Consolidations and Mergers                                    47
7.04  Loans and Investments                                         47
7.05  Transactions with Affiliates                                  48
7.06  Use of Proceeds                                               49
7.07  Joint Ventures                                                49
7.08  Lease Obligations                                             49
7.09  ERISA                                                         50
7.10  Change in Business                                            50
7.11  Accounting Changes                                            50

ARTICLE VIII   EVENTS OF DEFAULT                                    50

8.01  Event of Default                                              50
      (a)	Non-Payment                                               50
      (b)	Representation or Warranty                                50
      (c)	Specific Defaults                                         50
      (d)	Other Defaults                                            50
      (e)	Cross-Default	                                            51
      (f)	Insolvency; Voluntary Proceedings                         51
      (g)	Involuntary Proceedings                                   51
      (h)	ERISA                                                     52
      (i)	Monetary Judgments                                        52
      (j)	Non-Monetary Judgments                                    52
      (k)	Change of Control                                         52
      (l)	Year 2000 Concerns                                        52
8.02  Remedies                                                      53
8.03  Rights Not Exclusive                                          53
8.04 Certain Financial Covenant Defaults                            53

ARTICLE IX	  THE AGENT                                              54

9.01  Appointment and Authorization; "Agent"                        54
9.02  Delegation of Duties                                          54
9.03  Liability of Agent                                            54
9.04  Reliance by Agent                                             55
9.05  Notice of Default                                             55
9.06  Credit Decision                                               56
9.07  Indemnification of Agent                                      56
9.08  Agent in Individual Capacity                                  57
9.09  Successor Agent                                               57
9.10  Withholding Tax                                               57

ARTICLE X	MISCELLANEOUS                                             59

10.01  Amendments and Waivers                                       59
10.02  Notices                                                      60
10.03  No Waiver; Cumulative Remedies                               61
10.04  Costs and Expenses                                           61
10.05  Company Indemnification                                      61
10.06  Payments Set Aside                                           62
10.07  Successors and Assigns                                       62
10.08  Assignments, Participations, etc.                            62
10.09  Confidentiality                                              64
10.10  Set-off                                                      65
10.11  Automatic Debits of Fees                                     65
10.12  Notification of Addresses, Lending Offices, Etc.             66
10.13  Counterparts                                                 66
10.14  Severability                                                 66
10.15  No Third Parties Benefited                                   66
10.16  Governing Law and Jurisdiction                               66
10.17  Waiver of Jury Trial                                         67
10.18  Entire Agreement                                             67

SCHEDULES

Schedule 2.01    Commitments
Schedule 2.08    Applicable Margin and Facility Fee
Schedule 5.05    Litigation
Schedule 5.07    ERISA
Schedule 5.11    Permitted Liabilities
Schedule 5.12    Environmental Matters
Schedule 5.16    Subsidiaries and Minority Interests
Schedule 5.17    Insurance Matters
Schedule 7.01    Permitted Liens
Schedule 7.05    Permitted Indebtedness
Schedule 7.08    Contingent Obligations
Schedule 10.02   Lending Offices; Addresses for Notices

EXHIBITS
Exhibit A     Form of Notice of Borrowing
Exhibit B     Form of Notice of Conversion/Continuation
Exhibit C     Form of Compliance Certificate
Exhibit D     Form of Legal Opinion of Company's Counsel
Exhibit E     Form of Assignment and Acceptance
Exhibit F     Form of Promissory Note

                         CREDIT AGREEMENT

     This CREDIT AGREEMENT is entered into as of February 27, 1998, among LONGVIEW FIBRE COMPANY, a Washington corporation (the "Company"), Bank of America National Trust and Savings Association, ABN AMRO Bank N.V., The Bank of Nova Scotia, First Union National Bank, Union Bank of California, N.A., U.S. Bank National Association, and Wells Fargo Bank, N.A. (together with any permitted successors and assigns, collectively the "Banks"; individually, a "Bank"), and Bank of America National Trust and Savings Association ("BofA"), as agent for the Banks.

     WHEREAS, the Banks have agreed to make available to the Company a revolving credit facility upon the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

                             ARTICLE I

                            DEFINITIONS

     1.01 Certain Defined Terms. The following terms have the following meanings:

          "Acquisition" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Company or the Subsidiary is the surviving entity.

          "Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract, or otherwise.

          "Agent" means BofA in its capacity as agent for the Banks hereunder, and any successor agent arising under
     Section 9.09.

          "Agent-Related Persons" means BofA and any successor agent arising under Section 9.09, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

          "Agent's Payment Office" means the address for payments set forth on Schedule 10.02 or such other address as the Agent may from time to time specify.

          "Agreement" means this Credit Agreement.

          "Applicable Margin" means the incremental per annum rates applicable to Offshore Rate Loans, as determined in accordance with Schedule 2.08.

          "Assignee" has the meaning specified in subsection
     10.08(a).

         "Attorney Costs" means and includes all fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel.

         "Bank" has the meaning specified in the introductory clause hereto.

          "Bankruptcy Code" means the Federal Bankruptcy Reform
    Act of 1978 (11 U.S.C. #101, et seq.).

          "Base Rate" means, for any day, the higher of:
     (a) 0.50% per annum above the latest Federal Funds Rate; and
     (b) the rate of interest in effect for such day as publicly announced from time to time by BofA in San Francisco, California, as its "reference rate." (The "reference rate" is a rate set by BofA based upon various factors including BofA's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.)

          Any change in the reference rate announced by BofA shall take effect at the opening of business on the day specified in the public announcement of such change.

          "Base Rate Loan" means a Loan that bears interest at the Base Rate.


          "BofA" means Bank of America National Trust and Savings
     Association, a national banking association.

          "Borrowing" means a borrowing hereunder consisting of Loans of the same Type made to the Company on the same day by the Banks under Article II and, other than in the case of Base Rate Loans, having the same Interest Period.

          "Borrowing Date" means any date on which a Borrowing occurs under Section 2.03.

          "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in Seattle, Washington are authorized or required by law to close and, if the applicable Business Day relates to any Offshore Rate Loan means such a day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

          "Capital Adequacy Regulation" means any guideline, request or directive of any central bank or other
     Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

          "Capitalization Ratio" means, as of the end of each of the Company's fiscal quarters, the ratio of (i) Funded Debt to (ii) the sum of Funded Debt and the Company's shareholder equity calculated in accordance with GAAP.

          "Change of Control" means that any of the following shall have occurred: (i) any Person or Group becomes beneficial owner of 50% or more of the equity interests of the Company, on a fully diluted basis; or (ii) any Person or Group acquires the voting power necessary to elect a majority of the board of directors of the Company; or (iii) individuals who, as of the date hereof, constitute the Board of Directors of Company (the "Incumbent Board") shall cease to constitute at least a majority of such Board, provided that any individual becoming a director subsequent to the date hereof whose election or nomination for election by Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board. As used herein, "Group" shall have the meaning ascribed to such term in
     Section 13(d)(3) of the Exchange Act as in effect on the date hereof.

         "Closing Date" means the date on which all conditions precedent set forth in Section 4.01 are satisfied or waived by all Banks (or, in the case of subsection 4.01(e), waived by the Person entitled to receive such payment).

          "Code" means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

          "Commitment", as to each Bank, has the meaning specified in Section 2.01.

          "Compliance Certificate" means a certificate substantially in the form of Exhibit C.

          "Contingent Obligation" means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the "primary obligations") of another Person (the "primary obligor"), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a "Guaranty Obligation"); (b) with respect to any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered, or (d) in respect of any Swap Contract. The amount of any Contingent Obligation shall, in the case of Guaranty Obligations, be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and in the case of other Contingent Obligations other than in respect of Swap Contracts, shall be equal to the maximum reasonably anticipated liability in respect thereof and, in the case of Contingent Obligations in respect of Swap Contracts, shall be equal to the Swap Termination Value.

          "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

          "Conversion/Continuation Date" means any date on which, under Section 2.04, the Company (a) converts Loans of one Type to another Type, or (b) continues as Loans of the same Type, but with a new Interest Period, Loans having Interest Periods expiring on such date.

          "Default" means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

          "Dollars", "dollars" and "$" each mean lawful money of the United States.

          "Eligible Assignee" means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $500,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having a combined capital and surplus of at least $500,000,000, provided that such bank is acting through a branch or agency located in the United States; and (c) a Person that is primarily engaged in the business of commercial banking and that is (i) a Subsidiary of a Bank,
     (ii) a Subsidiary of a Person of which a Bank is a Subsidiary, or (iii) a Person of which a Bank is a Subsidiary.

          "Environmental Claims" means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

          "Environmental Laws" means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters.

          "ERISA" means the Employee Retirement Income Security
     Act of 1974, and regulations promulgated thereunder.

          "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and
     Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

          "ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or
     (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under
     Section 4007 of ERISA, upon the Company or any ERISA
     Affiliate.

          "Eurodollar Reserve Percentage" has the meaning specified in the definition of "Offshore Rate".

          "Event of Default" means any of the events or circumstances specified in Section 8.01.

          "Exchange Act" means the Securities Exchange Act of
     1934, and regulations promulgated thereunder.

          "Facility Fee" has the meaning set forth in Section
     2.09(b).

          "FDIC" means the Federal Deposit Insurance Corporation, and any Governmental Authority succeeding to any of its principal functions.

          "Federal Funds Rate" means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, "H.15(519)") on the preceding Business Day opposite the caption "Federal Funds (Effective)"; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Agent.

          "Fee Letter" has the meaning specified in subsection
     2.09(a).

          "FRB" means the Board of Governors of the Federal
     Reserve System, and any Governmental Authority succeeding to any of its principal functions.

          "Funded Debt" means all interest-bearing Indebtedness of the Company and its subsidiaries and all interest-bearing Indebtedness guaranteed (in whole or in part) by the Company or any Subsidiary. As used in this definition "interest-bearing Indebtedness" shall include capital lease obligations.

          "Further Taxes" means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges (including, without limitation, net income taxes and franchise taxes), and all liabilities with respect thereto, imposed by any jurisdiction on account of amounts payable or paid pursuant to Section 3.01.

          "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

          "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

          "Guaranty Obligation" has the meaning specified in the definition of "Contingent Obligation."

          "Indebtedness" of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms); (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all obligations with respect to capital leases; (g) all indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (h) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above. For all purposes of this Agreement, the Indebtedness of any Person shall include all recourse Indebtedness of any partnership or joint venture or limited liability company in which such Person is a general partner or a joint venturer or a member.

          "Indemnified Liabilities" has the meaning specified in
     Section 10.05.

          "Indemnified Person" has the meaning specified in
     Section 10.05.

          "Independent Auditor" has the meaning specified in subsection 6.01(a).

          "Insolvency Proceeding" means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

          "Interest Payment Date" means, as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and, as to any Base Rate Loan, the last Business Day of each calendar month and each date such Loan is converted into another Type of Loan, and the Revolving Termination Date provided, however, that if any Interest Period for an Offshore Rate Loan exceeds three months, the date that falls three months after the beginning of such Interest Period and after each Interest Payment Date thereafter also is an Interest Payment Date.

          "Interest Period" means, as to any Offshore Rate Loan, the period commencing on the Borrowing Date of such Loan or on the Conversion/Continuation Date on which the Loan is converted into or continued as a Offshore Rate Loan, and ending on the date one, two, three or six months thereafter as selected by the Company in its Notice of Borrowing or Notice of Conversion/Continuation;

     provided that:

               (i)	if any Interest Period would otherwise end on
          a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of a Offshore Rate Loan, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest
          Period shall end on the preceding Business Day;

               (ii)  any Interest Period pertaining to an
          Offshore Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

               (iii)  no Interest Period for any Loan shall
          extend beyond the Revolving Termination Date.

          "IRS" means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

          "Joint Venture" means a single-purpose corporation, partnership, limited liability company, joint venture or other similar legal arrangement (whether created by contract or conducted through a separate legal entity) now or hereafter formed by the Company or any of its Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person.


          "Lending Office" means, as to any Bank, the office or offices of such Bank specified as its "Lending Office" or "Domestic Lending Office" or "Offshore Lending Office," as the case may be, on Schedule 10.02, or such other office or offices as such Bank may from time to time notify the Company and the Agent.

          "Lien" means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Uniform Commercial Code or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an operating lease.

          "Loan" means an extension of credit by a Bank to the Company under Article II, and may be a Base Rate Loan or an Offshore Rate Loan (each, a "Type" of Loan).

          "Loan Documents" means this Agreement, any Notes, the Fee Letters and all other documents delivered to the Agent or any Bank in connection herewith.

          "Majority Banks" means at any time Banks then holding at least 66-2/3% of the then aggregate unpaid principal amount of the Loans or, if no such principal amount is then outstanding, Banks then having at least 66-2/3% of the Commitments.

          "Margin Stock" means "margin stock" as such term is defined in Regulation G, T, U or X of the FRB.

          "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Company, any Subsidiary or the Company and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Company or any Subsidiary to perform under any Loan Document and to avoid any Event of Default; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company of any Loan Document.

          "Multiemployer Plan" means a "multiemployer plan", within the meaning of Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

          "Note" means a promissory note executed by the Company in favor of a Bank pursuant to subsection 2.02(b), in substantially the form of Exhibit F.

          "Notice of Borrowing" means a notice in substantially the form of Exhibit A.

          "Notice of Conversion/Continuation" means a notice in substantially the form of Exhibit B.

          "Obligations" means all advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document owing by the Company to any Bank, the Agent, or any Indemnified Person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising.

          "Offshore Rate" means, for any Interest Period, with respect to Offshore Rate Loans comprising part of the same Borrowing, the rate of interest per annum (rounded upward to the next 1/16th of 1%) determined by the Agent as follows:

     Offshore Rate =                LIBOR
	                1.00 - Eurodollar Reserve Percentage

     Where,

               "Eurodollar Reserve Percentage" means for any day for any Interest Period the maximum reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day (whether or not applicable to any Bank) under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities");

               "LIBOR" means the rate of interest per annum determined by the Agent by reference to that rate (rounded upward, if necessary, to the next one-sixteenth of one percent (.0625%)) which appears on the display designated as "Page 3750" on the Telerate Service (or on such other page on that service or such other service designated by the British Banker's Association for the display of that Association's Interest Settlement Rates for U.S. Dollar deposits) as of 11:00 a.m., London time, on the day that is two (2) Business Days prior to the first date of the proposed Interest Period. If there are no applicable quotes available through Telerate Service, LIBOR will be determined by reference to that rate (rounded upward, if necessary, to the next one-sixteenth of one percent (.0625%)) notified to the Agent by BofA as the rate of interest at which dollar deposits in the approximate amount of the amount of the Loan to be made or continued as, or converted into, an Offshore Rate Loan by BofA and having a maturity comparable to such Interest Period would be offered to major banks in the London interbank market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

          "Offshore Rate Loan" means a Loan that bears interest based on the Offshore Rate.

          "Organization Documents" means, for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation.

          "Other Taxes" means any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

          "Participant" has the meaning specified in subsection
     10.08(d).

          "PBGC" means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

          "Pension Plan" means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which the Company sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.

          "Permitted Liens" has the meaning specified in Section
     7.01.

          "Permitted Swap Obligations" means all obligations (contingent or otherwise) of the Company or any Subsidiary existing or arising under Swap Contracts, provided that each of the following criteria is satisfied: (a) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments or assets held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person in conjunction with a securities repurchase program not otherwise prohibited hereunder, and not for purposes of speculation or taking a "market view;" and (b) such Swap Contracts do not contain (i) any provision ("walk-away" provision) exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party, or (ii) any provision creating or permitting the declaration of an event of default, termination event or similar event upon the occurrence of an Event of Default hereunder (other than an Event of Default under subsection 8.01(a)).

          "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

          "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Company sponsors or maintains or to which the Company makes, is making, or is obligated to make contributions and includes any Pension Plan.

          "Prior Credit Agreement" means that certain Credit Agreement dated as of February 26, 1993, among the Company, the banks listed therein, and Seattle-First National Bank, as Agent, as such Credit Agreement has been subsequently amended to the date hereof.

          "Pro Rata Share" means, as to any Bank at any time, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Bank's
     Commitment divided by the combined Commitments of all Banks.

          "Replacement Bank" has the meaning specified in
     Section 3.08.

          "Replacement Loan" has the meaning specified in
     Section 4.03.

          "Reportable Event" means, any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

          "Requirement of Law" means, as to any Person, any law
     (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental
     Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

          "Responsible Officer" means the chief executive officer or the president of the Company, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants, the chief financial officer or the treasurer of the Company, or any other officer having substantially the same authority and responsibility.

          "Revolving Loan" has the meaning specified in
     Section 2.01.

          "Revolving Termination Date" means the earlier to occur of:

               	(a)	February 28, 2001; and

                (b) the date on which the Commitments terminate in accordance with the provisions of this Agreement.

          "SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

          "Subsidiary" of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a "Subsidiary" refer to a Subsidiary of the Company.

          "Surety Instruments" means all letters of credit
     (including standby and commercial), banker's acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

          "Swap Contract" means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor trans-action, currency swap, cross-currency rate swap, swaption, currency option or any other, similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing and, unless the context other-wise clearly requires, any master agreement relating to or governing any or all of the foregoing.

          "Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined by the Company based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Bank).

          "Tangible Net Worth" means the excess of the Company's total assets over total liabilities determined on a consolidated basis, excluding, however, from the determination of total assets (i) all assets which should be classified as intangible assets (such as goodwill, patents, trademarks, copyrights, franchises, and deferred charges, including unamortized debt discount and research and development costs), (ii) cash held in a sinking or other similar fund established for the purpose of redemption or other retirement of capital stock, (iii) to the extent not already deducted from total assets, reserves for depreciation, depletion, obsolescence, or amortization of properties and other reserves or appropriations of retained earnings which have been or should be established in connection with the business conducted by the Company or its Subsidiaries, and (iv) any reevaluation or other write-up in book value of assets subsequent to the fiscal year of the Company last ended at the date of this Agreement.

          "Taxes" means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, (i) in the case of each Bank and the Agent, respectively, taxes imposed on or measured by its net income by the jurisdiction (or any political subdivision thereof) under the laws of which such Bank or the Agent, as the case may be, is organized or maintains a lending office; and (ii) in the case of the Agent and each Bank which is organized or maintains a lending office in the State of Washington, taxes imposed on or measured by its gross receipts by the State of Washington.

          "Type" has the meaning specified in the definition of "Loan."

          "Unfunded Pension Liability" means the excess of a Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

          "United States" and "U.S." each means the United States of America.

          "Wholly-Owned Subsidiary" means any corporation in which (other than directors' qualifying shares required by law) 100% of the capital stock of each class having ordinary voting power, and 100% of the capital stock of every other class, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by the Company, or by one or more other Wholly-Owned Subsidiaries, or both.

     1.02 Other Interpretive Provisions. (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

          (b) 	The words "hereof", "herein", "hereunder" and
similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

          (c) (i) The term "documents" includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

               (ii) The term "including" is not limiting and means "including without limitation."

               (iii) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including."

          (d) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

          (e) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

          (f) This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless otherwise expressly provided, any reference to any action of the Agent or the Banks by way of consent, approval or waiver shall be deemed modified by the phrase "in its/their sole discretion."

          (g)	This Agreement and the other Loan Documents are
the result of negotiations among and have been reviewed by counsel to the Agent, the Company and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Banks or the Agent merely because of the Agent's or Banks' involvement in their preparation.

     1.03 Accounting Principles. (a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied.

          (b)	References herein to "fiscal year" and "fiscal
quarter" refer to such fiscal periods of the Company.


                            ARTICLE II

                           THE CREDITS

     2.01 Amounts and Terms of Commitments. Each Bank severally agrees, on the terms and conditions set forth herein, to make loans to the Company from time to time on any Business Day during the period from the Closing Date to the Revolving Termination Date, in an aggregate amount not to exceed at any time outstanding, the amount set forth on Schedule 2.01 (such amount, as the same may be reduced under Section 2.05 or as a result of one or more assignments under Section 10.08, the Bank's "Commitment"); provided, however, that, after giving effect to any Borrowing, the aggregate principal amount of all outstanding Loans, shall not at any time exceed the combined Commitments. Within the limits of each Bank's Commitment, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.01, prepay under Section 2.06, and reborrow under this Section 2.01.

     2.02 Loan Accounts. (a) The Loans made by each Bank shall be evidenced by one or more loan accounts or records maintained by such Bank in the ordinary course of business. The loan accounts or records maintained by the Agent and each Bank shall be rebuttable presumptive evidence of the amount of the Loans made by the Banks to the Company and the interest and payments thereon. Any failure to so record, or any error in doing so, shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to the Loans.

          (b)	Upon the request of any Bank made through the
Agent, the Loans made by such Bank may be evidenced by one or more Notes, instead of or in addition to loan accounts. Each such Bank shall endorse on the schedules annexed to its Note(s) the date, amount and maturity of each Loan made by it and the amount of each payment of principal made by the Company with respect thereto. Each such Bank is irrevocably authorized by the Company to endorse its Note(s) and each Bank's record shall be rebuttable presumptive evidence; provided, however, that the failure of a Bank to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the obligations of the Company hereunder or under any such Note to such Bank.

     2.03 Procedure for Borrowing. (a) Each Borrowing shall be made upon the Company's irrevocable written notice delivered to the Agent in the form of a Notice of Borrowing (which notice must be received by the Agent prior to 9:00 a.m. (Seattle time) (i) four Business Days prior to the requested Borrowing Date, in the case of Offshore Rate Loans; and (ii) on the requested Borrowing Date, in the case of Base Rate Loans, specifying:

               (A) the amount of the Borrowing, which shall be in an aggregate minimum amount of $5,000,000 or any multiple of $1,000,000 in excess thereof;

               (B)	the requested Borrowing Date, which
          shall be a Business Day;

               (C)	the Type of Loans comprising the
          Borrowing; and

               (D)	in the case of Offshore Rate Loans, the
           duration of the Interest Period applicable to such Loans included in such notice. If the Notice of Borrowing fails to specify the duration of the Interest Period for any Borrowing comprised of Offshore Rate Loans, such Interest Period shall be one month.

          (b)	The Agent will promptly notify each Bank of its
receipt of any Notice of Borrowing and of the amount of such Bank's Pro Rata Share of that Borrowing.

          (c)	Each Bank will make the amount of its Pro Rata
Share of each Borrowing available to the Agent for the account of the Company at the Agent's Payment Office by 12:00 noon (Seattle time) on the Borrowing Date requested by the Company in funds immediately available to the Agent. The proceeds of all such Loans will then be made available to the Company by the Agent at such office by crediting the account of the Company on the books of BofA with the aggregate of the amounts made available to the Agent by the Banks and in like funds as received by the Agent.

          (d)	After giving effect to any Borrowing, unless the
Agent shall otherwise consent, there may not be more than twelve different Interest Periods in effect.

     2.04  Conversion and Continuation Elections. (a)  The
Company may, upon irrevocable written notice to the Agent in accordance with subsection 2.04(b):

               (i) elect, as of any Business Day, in the case of Base Rate Loans, or as of the last day of the applicable Interest Period, in the case of Offshore Rate Loans, to convert any such Loans (or any part thereof in an amount not less than $5,000,000, or that is in an integral multiple of $1,000,000 in excess thereof) into Loans of any other Type; or

               (ii) in the case of Offshore Rate Loans, elect, as of the last day of the applicable Interest Period, to continue any Loans having Interest Periods expiring on such day (or any part thereof in an amount not less than $5,000,000, or that is in an integral multiple of $1,000,000 in excess thereof);

provided, that if at any time the aggregate amount of Offshore Rate Loans in respect of any Borrowing is reduced, by payment, prepayment, or conversion of part thereof to be less than $5,000,000, such Offshore Rate Loans shall automatically convert into Base Rate Loans, and on and after such date the right of the Company to continue such Loans as, and convert such Loans into, Offshore Rate Loans shall terminate.

          (b)	The Company shall deliver a Notice of
Conversion/Continuation to be received by the Agent not later than 9:00 a.m. Seattle time) at least (i) four Business Days in advance of the Conversion/Continuation Date, if the Loans are to be converted into or continued as Offshore Rate Loans; and (ii) on the Conversion/Continuation Date, if the Loans are to be converted into Base Rate Loans, specifying:

                    (A) 	the proposed Conversion/Continuation
          Date;

                    (B) 	the aggregate amount of Loans to be
          converted or continued;

                    (C) 	the Type of Loans resulting from the
          proposed conversion or continuation; and

                    (D) 	other than in the case of conversions
          into Base Rate Loans, the duration of the requested
          Interest Period.

          (c)	If upon the expiration of any Interest Period
applicable to Offshore Rate Loans, the Company has failed to timely select a new Interest Period to be applicable to such Offshore Rate Loans, or if any Default or Event of Default then exists, the Company shall be deemed to have elected to convert such Offshore Rate Loans into Base Rate Loans effective as of the expiration date of such Interest Period.

          (d)	The Agent will promptly notify each Bank of its
receipt of a Notice of Conversion/Continuation or, if no timely notice is provided by the Company, the Agent will promptly notify each Bank of the details of any automatic conversion. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Loans with respect to which the notice was given held by each Bank.

          (e)	Unless the Majority Banks otherwise consent,
during the existence of a Default or Event of Default, the Company may not elect to have a Loan converted into or continued as an Offshore Rate Loan.

          (f)	After giving effect to any conversion or
continuation of Loans, unless the Agent shall otherwise consent, there may not be more than twelve different Interest Periods in effect.

     2.05 Voluntary Termination or Reduction of Commitments. The Company may, upon not less than five Business Days' prior notice to the Agent, terminate the Commitments, or permanently reduce the Commitments by an aggregate minimum amount of $5,000,000 or any larger multiple thereof; unless, after giving effect thereto and to any prepayments of Loans made on the effective date thereof, the then-outstanding principal amount of the Loans would exceed the amount of the combined Commitments then in effect. Once reduced in accordance with this Section, the Commitments may not be increased. Any reduction of the Commitments shall be applied to each Bank according to its Pro Rata Share. All accrued commitment fees to, but not including the effective date of any reduction or termination of Commitments, shall be paid on the effective date of such reduction or termination.

     2.06 Optional Prepayments. Subject to Section 3.04, the Company may, at any time or from time to time, upon not less than two Business Days' irrevocable notice to the Agent, ratably prepay Base Rate Loans in whole or in part, in minimum amounts of $5,000,000 or any multiple of $1,000,000 in excess thereof. Such notice of prepayment shall specify the date and amount of such prepayment. The Agent will notify promptly each Bank of its receipt of any such notice, and of such Bank's Pro Rata Share of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid and any amounts required pursuant to Section 3.04.

     2.07 Repayment. The Company shall repay to the Banks on the Revolving Termination Date the aggregate principal amount of Loans outstanding on such date.

     2.08 Interest. (a) Each Loan shall bear interest on the outstanding principal amount thereof from the applicable
Borrowing Date at a rate per annum equal to: (i) the sum of the Offshore Rate plus the Applicable Margin, as set forth in
Schedule 2.08, in the case of Offshore Rate Loans, or (ii) the Base Rate, in the case of Base Rate Loans.

          (b)	Interest on each Loan shall be paid in arrears
on each Interest Payment Date. Interest also shall be paid on the date of any prepayment of Loans for the portion of the Loans so prepaid and upon payment (including prepayment) in full thereof and, during the existence of any Event of Default, interest shall be paid on demand of the Agent at the request or with the consent of the Majority Banks.

          (c)	Notwithstanding subsection (a) of this Section,
while any Event of Default exists or after acceleration, the Company shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all outstanding Obligations, at a rate per annum which is determined by adding 2% per annum to the Applicable Margin then in effect for such Loans and, in the case of Obligations not subject to an Applicable Margin, at a rate per annum equal to the Base Rate plus 2%; provided, however, that, on and after the expiration of any Interest Period applicable to any Offshore Rate Loan outstanding on the date of occurrence of such Event of Default or acceleration, the principal amount of such Loan shall, during the continuation of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Base Rate plus 2%.

          (d) Anything herein to the contrary notwithstanding, the obligations of the Company to any Bank hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by such Bank would be contrary to the provisions of any law applicable to such Bank limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Bank, and in such event the Company shall pay such Bank interest at the highest rate permitted by applicable law.

     2.09 Fees. (a) Agency Fees. The Company shall pay an agency fee to the Agent for the Agent's own account, as required by that certain letter agreement ("Fee Letter") between the Company and the Agent dated as of February 22, 1998.

          (b) Facility Fees. The Company shall pay to the Agent for the account of each Bank a facility fee on such Bank's Commitment (the "Facility Fee"). The Facility Fees shall be computed daily at the applicable per annum rate set forth on
Schedule 2.08 on such Bank's Commitment. Such Facility Fees shall accrue from the date of this Agreement to the Revolving Termination Date and shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter commencing on March 31, 1998 through the Revolving Termination Date, with the final payment to be made on the Revolving Termination Date; provided that, in connection with any reduction or termination of Commitments under Section 2.05, the accrued Facility Fees calculated for the period ending on such date also shall be paid on the date of such reduction or termination, with the following quarterly payment being calculated on the basis of the period from such reduction or termination date to such quarterly payment date. The Facility Fees provided in this subsection shall accrue at all times after the Closing Date, including at any time during which one or more conditions in Article IV are not met.

     2.10 Computation of Fees and Interest. (a) All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

          (b)	The interest rate applicable to Offshore Rate
Loans shall be adjusted automatically as to all Offshore Rate
Loans then outstanding as of the opening of business on each day on which a change in either the Applicable Margin or the Eurodollar Reserve Percentage first becomes effective.

          (c)	Each determination of an interest rate by the
Agent shall be conclusive and binding on the Company and the Banks in the absence of manifest error.

     2.11 Payments by the Company. (a) All payments to be made by the Company shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the Company shall be made to the Agent for the account of the Banks at the Agent's Payment Office, and shall be made in dollars and in immediately available funds, no later than 12:00 noon (Seattle time) on the date specified herein.
The Agent will promptly distribute to each Bank its Pro Rata Share (or other applicable share as expressly provided herein) of such payment in like funds as received. Any payment received by the Agent later than 12:00 noon (Seattle time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

          (b)	Subject to the provisions set forth in the
definition of "Interest Period" herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

          (c)	Unless the Agent receives notice from the
Company prior to the date on which any payment is due to the Banks that the Company will not make such payment in full as and when required, the Agent may assume that the Company has made such payment in full to the Agent on such date in immediately available funds and the Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the Company has not made such payment in full to the Agent, each Bank shall repay to the Agent on demand such amount distributed to such Bank, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Bank until the date repaid.

     2.12 Payments by the Banks to the Agent. (a) Unless the Agent receives notice from a Bank on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, at least one Business Day prior to the date of such Borrowing, that such Bank will not make available as and when required hereunder to the Agent for the account of the Company the amount of that Bank's Pro Rata Share of the Borrowing, the Agent may assume that each Bank has made such amount available to the Agent in immediately available funds on the Borrowing Date and the Agent may (but shall not be so required), in reliance upon such assumption, make available to the Company on such date a corresponding amount. If and to the extent any Bank shall not have made its full amount available to the Agent in immediately available funds and the Agent in such circumstances has made available to the Company such amount, that Bank shall on the Business Day following such Borrowing Date make such amount available to the Agent, together with interest at the Federal Funds Rate for each day during such period. A notice of the Agent submitted to any Bank with respect to amounts owing under this subsection (a) shall be conclusive, absent manifest error. If such amount is so made available, such payment to the Agent shall constitute such Bank's Loan on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to the Agent on the Business Day following the Borrowing Date, the Agent will notify the Company of such failure to fund and, upon demand by the Agent, the Company shall pay such amount to the Agent for the Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

          (b)	The failure of any Bank to make any Loan on any
Borrowing Date shall not relieve any other Bank of any obligation hereunder to make a Loan on such Borrowing Date, but no Bank shall be responsible for the failure of any other Bank to make the Loan to be made by such other Bank on any Borrowing Date.

     2.13 Sharing of Payments, Etc. If, other than as expressly provided elsewhere herein, any Bank shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder), such Bank shall immediately (a) notify the Agent of such fact, and (b) purchase from the other Banks such participations in the Loans made by them as shall be necessary to cause such purchasing Bank to share the excess payment pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Bank, such purchase shall to that extent be rescinded and each other Bank shall repay to the purchasing Bank the purchase price paid therefor, together with an amount equal to such paying Bank's ratable share (according to the proportion of (i) the amount of such paying Bank's required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Company agrees that any Bank so purchasing a participation from another Bank may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.10) with respect to such participation as fully as if such Bank were the direct creditor of the Company in the amount of such participation.
The Agent will keep records (which shall be rebuttable presumptive evidence) of participations purchased under this Section and will in each case notify the Banks following any such purchases or repayments.

     2.14	 Extension of Revolving Termination Date .

          (a)	The Company may request that the Banks extend
the Revolving Termination Date for successive one-year periods by notifying the Banks and the Agent in writing on a day not more than two years and thirty (30) days and not less than two years prior to the then-existing Revolving Termination Date. If all Banks consent to such an extension, the Banks shall so notify the Company and the Agent in writing no later than one year and two hundred twenty-five (225) days prior to the then-existing Revolving Termination Date. If all Lenders provide the Company and Agent with such a written notice the Revolving Termination Date shall be extended for an additional one-year period. If any Bank in its sole discretion does not provide the written notice evidencing its consent as herein provided, the request for extension shall be deemed denied by all Banks.

          (b)	If any Bank shall fail to consent to an
extension as provided in Section 2.14(a) above (a "Dissenting Bank"), the Company may: (i) request the Dissenting Bank to use its best efforts to obtain a replacement bank or financial institution satisfactory to the Company to acquire and assume all of such Dissenting Bank's Loans and Commitment which replacement Bank would consent to the requested extension (a "Replacement Bank"); (ii) request one more of the other Banks to acquire and assume all or part of such Dissenting Bank's Loans and Commitment; or (iii) designate a Replacement Bank. Any such designation of a Replacement Bank under clause (i) or (iii) shall be subject to the prior written consent of the Agent (which consent shall not be unreasonably withheld). Upon the designation and acceptance of a Replacement Bank, the Dissenting Bank agrees to assign all of its interest in the Loans and its Commitment to the Replacement Bank pursuant to documentation reasonably acceptable to the Dissenting Bank and the Replacement Bank. Upon the consummation of any such assignment, if all other Banks have previously provided the written notice agreeing to extend the Revolving Termination Date as contemplated by
Section 2.14(a) above and have not revoked such notice in a writing delivered to the Agent and the Company, the Revolving Termination Date shall be automatically extended for an additional one-year period.

                              ARTICLE III

               TAXES, YIELD PROTECTION AND ILLEGALITY

     3.01 Taxes. (a) Any and all payments by the Company to each Bank or the Agent under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for, any Taxes. In addition, the Company shall pay all Other Taxes.

          (b)	If the Company shall be required by law to
deduct or withhold any Taxes, Other Taxes or Further Taxes from or in respect of any sum payable hereunder to any Bank or the Agent, then:

               (i)  the sum payable shall be increased as
     necessary so that, after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section), such Bank or the Agent, as the case may be, receives and retains an amount equal to the sum it would have received and retained had no such deductions or withholdings been made;

               (ii) the Company shall make such deductions and withholdings;

               (iii)  the Company shall pay the full amount
     deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

               (iv) the Company shall also pay to each Bank or the Agent for the account of such Bank, at the time interest is paid, Further Taxes in the amount that the respective Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such Taxes, Other Taxes or Further Taxes had not been imposed.

Notwithstanding anything in this Section 3.01(b) to the contrary, however, the terms of this Section 3.01(b) shall not be applicable to a Bank if, on the date of this Agreement, a payment made by Agent to such Bank would be subject to any U.S.
withholding tax.

          (c)	The Company agrees to indemnify and hold
harmless each Bank and the Agent for the full amount of i) Taxes, ii) Other Taxes, and iii) Further Taxes in the amount that the respective Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such Taxes, Other Taxes or Further Taxes had not been imposed, and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes, Other Taxes or Further Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date the Bank or the Agent makes written demand therefor.

          (d)	Within 30 days after the date of any payment by
the Company of Taxes, Other Taxes or Further Taxes, the Company shall furnish to each Bank or the Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to such Bank or the Agent.

          (e)	If the Company is required to pay any amount to
any Bank or the Agent pursuant to subsection (b) or (c) of this Section, then such Bank shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by the Company which may thereafter accrue, if such change in the sole judgment of such Bank is not otherwise disadvantageous to such Bank.

     3.02 Illegality. (a) If any Bank determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Bank or its applicable Lending Office to make Offshore Rate Loans, then, on notice thereof by the Bank to the Company through the Agent, any obligation of that Bank to make Offshore Rate Loans shall be suspended until the Bank notifies the Agent and the Company that the circumstances giving rise to such determination no longer exist.

          (b)	If a Bank determines that it is unlawful to
maintain any Offshore Rate Loan, the Company shall, upon its receipt of notice of such fact and demand from such Bank (with a copy to the Agent), prepay in full such Offshore Rate Loans of that Bank then outstanding, together with interest accrued thereon and amounts required under Section 3.04, either on the last day of the Interest Period thereof, if the Bank may lawfully continue to maintain such Offshore Rate Loans to such day, or immediately, if the Bank may not lawfully continue to maintain such Offshore Rate Loan. If the Company is required to so prepay any Offshore Rate Loan, then concurrently with such prepayment, the Company shall borrow from the affected Bank, in the amount of such repayment, a Base Rate Loan.

          (c)	If the obligation of any Bank to make or
maintain Offshore Rate Loans has been so terminated or suspended, the Company may elect, by giving notice to the Bank through the Agent that all Loans which would otherwise be made by the Bank as Offshore Rate Loans shall be instead Base Rate Loans.

          (d)	Before giving any notice to the Agent under this
Section, the affected Bank shall designate a different Lending Office with respect to its Offshore Rate Loans if such desig-nation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Bank, be illegal or otherwise disadvantageous to the Bank.

     3.03 Increased Costs and Reduction of Return. (a) If any Bank determines that, due to either (i) the introduction of or any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the Offshore Rate or in respect of the assessment rate payable by any Bank to the FDIC for insuring U.S. deposits) in or in the interpretation of any law or regulation or (ii) the compliance by that Bank with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Bank of agreeing to make or making, funding or maintaining any Offshore Rate Loans, then the Company shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Agent), pay to the Agent for the account of such Bank, additional amounts as are sufficient to compensate such Bank for such increased costs.

          (b)	If any Bank shall have determined that (i) the
introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or
(iv) compliance by the Bank (or its Lending Office) or any corporation controlling the Bank with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank and (taking into consideration such Bank's or such corporation's policies with respect to capital adequacy and such Bank's desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment, loans, credits or obligations under this Agreement, then, upon demand of such Bank to the Company through the Agent, the Company shall pay to the Bank, from time to time as specified by the Bank, additional amounts sufficient to compensate the Bank for such increase.

     3.04 Funding Losses. The Company shall reimburse each Bank and hold each Bank harmless from any loss or expense which the Bank may sustain or incur as a consequence of:

          (a)	the failure of the Company to make on a timely
basis any payment of principal of any Offshore Rate Loan;

          (b)	the failure of the Company to borrow, continue
or convert a Loan after the Company has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/
Continuation;

          (c)	the failure of the Company to make any
prepayment in accordance with any notice under Section 2.06;

          (d)	the prepayment (including pursuant to Section
2.07) or other payment (including after acceleration thereof) of an Offshore Rate Loan on a day that is not the last day of the relevant Interest Period; or

          (e)	the automatic conversion under Section 2.04 of
any Offshore Rate Loan to a Base Rate Loan on a day that is not the last day of the relevant Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Offshore Rate Loans or from fees payable to terminate the deposits from which such funds were obtained. For purposes of calculating amounts payable by the Company to the Banks under this Section and under subsection 3.03(a), each Offshore Rate Loan made by a Bank (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the Offshore Rate for such Offshore Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Offshore Rate Loan is in fact so funded.

     3.05 Inability to Determine Rates. If the Majority Banks determine that for any reason adequate and reasonable means do not exist for determining the Offshore Rate for any requested Interest Period with respect to a proposed Offshore Rate Loan, or that the Offshore Rate applicable pursuant to subsection 2.09(a) for any requested Interest Period with respect to a proposed Offshore Rate Loan does not adequately and fairly reflect the cost to the Banks of funding such Loan, the Agent will promptly so notify the Company and each Bank. Thereafter, the obligation of the Banks to make or maintain Offshore Rate Loans hereunder shall be suspended until the Agent, upon the instruction of the Majority Banks revokes such notice in writing. Upon receipt of such notice, the Company may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Company does not revoke such Notice, the Banks shall make, convert or continue the Loans, as proposed by the Company, in the amount specified in the applicable notice submitted by the Company, but such Loans shall be made, converted or continued as Base Rate Loans instead of Offshore Rate Loans.

     3.06 Reserves on Offshore Rate Loans. The Company shall pay to each Bank, as long as such Bank shall be required under regulations of the FRB to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as "Eurocurrency liabilities"), additional costs on the unpaid principal amount of each Offshore Rate Loan equal to the actual costs of such reserves allocated to such Loan by the Bank (as determined by the Bank in good faith, which determination shall be conclusive), payable on each date on which interest is payable on such Loan, provided the Company shall have received at least 15 days' prior written notice (with a copy to the Agent) of such additional interest from the Bank. If a Bank fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be payable 15 days from receipt of such notice.

     3.07 Certificates of Banks. Any Bank claiming reimbursement or compensation under this Article III shall deliver to the Company (with a copy to the Agent) a certificate setting forth in reasonable detail the amount payable to the Bank hereunder and such certificate shall be conclusive and binding on the Company in the absence of manifest error.

     3.08 Substitution of Banks. Upon the receipt by the Company from any Bank (an "Affected Bank") of a claim for compensation under Section 3.03, the Company may: (i) request the Affected Bank to use its best efforts to obtain a replacement bank or financial institution satisfactory to the Company to acquire and assume all or a ratable part of all of such Affected Bank's
Loans and Commitment (a "Replacement Bank"); (ii) request one more of the other Banks to acquire and assume all or part of such Affected Bank's Loans and Commitment; or (iii) designate a Replacement Bank. Any such designation of a Replacement Bank under clause (i) or (iii) shall be subject to the prior written consent of the Agent (which consent shall not be unreasonably withheld). Upon the designation and acceptance of a Replacement Bank, the Affected Bank agrees to assign all of its interest in the Loans and its Commitment to the Replacement Bank pursuant to documentation reasonably acceptable to the Affected Bank and the Replacement Bank.

     3.09 Survival. The agreements and obligations of the Company in this Article III shall survive the payment of all other Obligations.


                             ARTICLE IV

                       CONDITIONS PRECEDENT

     4.01 Conditions of Initial Loans. The obligation of each Bank to make its initial Loan hereunder is subject to the condition that the Agent shall have received on or before the Closing Date all of the following, in form and substance satisfactory to the Agent and each Bank:

          (a)	Credit Agreement and Notes .  This Agreement and
the Notes executed by each party thereto;

          (b)	Resolutions; Incumbency.

              (i) Copies of the resolutions of the board of directors of the Company authorizing the transactions contemplated hereby, certified as of the Closing Date by the Secretary or an Assistant Secretary of the Company; and

              (ii)  A certificate of the Secretary or
     Assistant Secretary of the Company, certifying the names and true signatures of the officers of the Company authorized to execute, deliver and perform, as applicable, this Agreement, and all other Loan Documents to be delivered by it hereunder;

          (c)	Organization Documents; Good Standing. Each of
the following documents:

              (i)  the articles or certificate of
     incorporation and the bylaws of the Company as in effect on the Closing Date, certified by the Secretary or Assistant
     Secretary of the Company as of the Closing Date; and

              (ii) a good standing or existence certificate for the Company from the Secretary of State (or similar, applicable Governmental Authority) of its state of incorporation and each state where the Company is qualified to do business as a foreign corporation as of a recent date;

          (d)	Legal Opinion.  An opinion of Bogle & Gates,
counsel to the Company and addressed to the Agent and the Banks, substantially in the form of Exhibit D;

          (e)	Payment of Fees.  Evidence of payment by the
Company of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with Attorney Costs of BofA to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute BofA's reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Company and
BofA); including any such costs, fees and expenses arising under or referenced in Sections 2.09 and 10.04;

          (f)	Certificate.  A certificate signed by a
Responsible Officer, dated as of the Closing Date, stating that:

              (i)  the representations and warranties
     contained in Article V are true and correct on and as of such date, as though made on and as of such date;

              (ii) no Default or Event of Default exists or would result from the initial Borrowing; and

              (iii)  there has occurred since October 31,
     1997, no event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse
     Effect; and

          (g)	Prior Credit Agreement.  Evidence satisfactory
to Agent and Banks that (i) all amounts owing and all obligations required to be performed under the Prior Credit Agreement including the payment of all accrued interest, fees, costs and other expenses (whether or not then due under the Prior Credit Agreement) shall have been fully paid and performed; and (ii) the commitments of any lender under the Prior Credit Agreement to make additional loans or other advances shall have been terminated.

          (h)	Other Documents.  Such other approvals,
opinions, documents or materials as the Agent or any Bank may request.

     4.02  Conditions to All Borrowings. The obligation of each
Bank to make any Loan to be made by it (including its initial
Loan) or to continue or convert any Loan under Section 2.04 is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date or Conversion/
Continuation Date:

          (a) 	Notice of Borrowing or Conversion/Continuation.
The Agent shall have received (with, in the case of the initial
Loan only, a copy for each Bank) a Notice of Borrowing or a Notice of Conversion/Continuation, as applicable;

          (b) 	Continuation of Representations and Warranties.
The representations and warranties in Article V shall be true and correct on and as of such Borrowing Date or Conversion/ Continuation Date with the same effect as if made on and as of such Borrowing Date or Conversion/Continuation Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date); and

          (c) 	No Existing Default.  No Default or Event of
Default shall exist or shall result from such Borrowing or continuation or conversion.

Each Notice of Borrowing and Notice of Conversion/Continuation submitted by the Company hereunder shall constitute a representation and warranty by the Company hereunder, as of the date of each such notice and as of each Borrowing Date or Conversion/Continuation Date, as applicable, that the conditions in this Section 4.02 are satisfied.

                               ARTICLE V

                    REPRESENTATIONS AND WARRANTIES

     The Company represents and warrants to the Agent and each Bank that:

     5.01 Corporate Existence and Power. The Company and each of its Subsidiaries:

          (a)	is a corporation duly organized and validly
existing under the laws of the jurisdiction of its incorporation;

          (b)	has the power and authority and all governmental
licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Loan Documents;

          (c) 	is duly qualified as a foreign corporation and
is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; and

          (d)	is in compliance with all Requirements of Law;

except, in each case referred to in clause (c) or clause (d) of this Section 5.01, to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

     5.02 Corporate Authorization; No Contravention. The execution, delivery and performance by the Company of this Agreement and each other Loan Document to which the Company is party, have been duly authorized by all necessary corporate action, and do not and will not:

          (a)	contravene the terms of any of the Company's
Organization Documents;

          (b)	conflict with or result in any breach or
contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which the Company is a party or any order, injunction, writ or decree of any Governmental Authority to which the Company or its property is subject; or

          (c)	violate any Requirement of Law.

     5.03 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against the Company of this Agreement or any other Loan Document.

     5.04 Binding Effect. This Agreement and each other Loan Document to which the Company is a party constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

     5.05  Litigation. Except as specifically disclosed in
Schedule 5.05, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Company, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Company, or its Subsidiaries or any of their respective properties which:

          (a)	purport to affect or pertain to this Agreement
or any other Loan Document, or any of the transactions contemplated hereby or thereby; or

          (b)	if determined adversely to the Company or its
Subsidiaries, would reasonably be expected to have a Material
Adverse Effect.

No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

     5.06 No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by the Company. As of the Closing Date, neither the Company nor any Subsidiary is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all other such defaults, could reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the Closing Date, create an Event of Default under subsection 8.01(e).

     5.07  ERISA Compliance. Except as specifically disclosed in
Schedule 5.07:

          (a)	Each Plan is in compliance in all material
respects with the applicable provisions of ERISA, the Code and other federal and state laws. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the best knowledge of the Company, nothing has occurred which would cause the loss of such qualification. The Company and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

          (b)	There are no pending or, to the best knowledge
of Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

          (c)	(i) No ERISA Event has occurred or is reasonably
expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA);
(iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and
(v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

     5.08 Use of Proceeds; Margin Regulations. The proceeds of the Loans are to be used solely for the purposes set forth in and permitted by Section 6.12 and Section 7.07. Neither the Company nor any Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

     5.09 Title to Properties. The Company and each Subsidiary have good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect. As of the Closing Date, the property of the Company and its Subsidiaries is subject to no Liens, other than Permitted Liens.

     5.10 Taxes. The Company and its Subsidiaries have filed all Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Company or any Subsidiary that would, if made, have a Material Adverse Effect.

     5.11 Financial Condition. (a) The audited consolidated financial statements of the Company and its Subsidiaries for the year ended October 31, 1997, and the related consolidated statements of income or operations, shareholders' equity and cash flows for the fiscal year ended on that date:

              (i)  were prepared in accordance with GAAP
     consistently applied throughout the period covered thereby, except as otherwise expressly noted therein;

              (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and results of operations for the period covered thereby; and

              (iii)  except as specifically disclosed in
     Schedule 5.11, show all material indebtedness and other liabilities, direct or contingent, of the Company and its consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Contingent Obligations.

          (b)	Since October 31, 1997, there has been no event
or condition which has resulted in a Material Adverse Effect.

     5.12 Environmental Matters. The Company conducts in the ordinary course of business a review of the effect of existing Environmental Laws and existing Environmental Claims on its business, operations and properties, and as a result thereof the Company has reasonably concluded that, except as specifically disclosed in Schedule 5.12, such Environmental Laws and Environmental Claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     5.13 Regulated Entities. None of the Company, any Person controlling the Company, or any Subsidiary, is an "Investment Company" within the meaning of the Investment Company Act of 1940. The Company is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

     5.14 No Burdensome Restrictions. Neither the Company nor any Subsidiary is subject to any restriction in any Organization Document or to any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary is a party to or bound by any Contractual Obligation which the Company reasonably anticipates may have a Material Adverse Effect.

     5.15 Copyrights, Patents, Trademarks and Licenses, etc. The Company and its Subsidiaries own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any Subsidiary infringes upon any rights held by any other Person. Except as specifically disclosed in Schedule 5.05, no claim or litigation regarding any of the foregoing is pending or threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Company, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

     5.16 Subsidiaries. As of the Closing Date, the Company has no Subsidiaries other than those specifically disclosed in part
(a) of Schedule 5.16 hereto and has no equity investments in any other corporation or entity other than those specifically disclosed in part (b) of Schedule 5.16.

     5.17  Insurance. Except as specifically disclosed in
Schedule 5.17, the properties of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or such Subsidiary operates.

     5.18 Swap Obligations. Neither the Company nor any of its Subsidiaries has incurred any outstanding obligations under any Swap Contracts, other than Permitted Swap Obligations. The Company has undertaken its own independent assessment of its consolidated assets, liabilities and commitments and has considered appropriate means of mitigating and managing risks associated with such matters and has not relied on any swap counterparty or any Affiliate of any swap counterparty in determining whether to enter into any Swap Contract.

     5.19 Full Disclosure. None of the representations or warranties made by the Company or any Subsidiary in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Company or any Subsidiary in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of the Company to the Banks prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

     5.20 Year 2000 Compliance. The Company has conducted a comprehensive review and assessment of the Company's computer applications and made inquiry of the Company's key suppliers, vendors, and customers with respect to the "year 2000 problem" (that is, the risk that computer applications may not be able to properly perform date-sensitive functions after December 31,
1999) and based on that review and inquiry, the Company does not believe that the year 2000 problem will have a Material Adverse Effect.

                            ARTICLE VI

                      AFFIRMATIVE COVENANTS

     So long as any Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Majority Banks waive compliance in writing:

     6.01  Financial Statements. The Company shall deliver to the
Agent, in form and detail satisfactory to the Agent and the Majority Banks, with sufficient copies for each Bank:

          (a)	as soon as available, but not later than 90 days
after the end of each fiscal year (commencing with the fiscal year ended October 31, 1998), a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such year and the related consolidated statements of income or operations, shareholders' equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of a nationally-recognized independent public accounting firm ("Independent Auditor") selected by the Company which report shall state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years. Such opinion shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Company's or any Subsidiary's records and shall be delivered to the Agent pursuant to a reliance agreement between the Agent and Banks and such Independent Auditor in form and substance satisfactory to the Agent;

          (b)	as soon as available, but not later than 60 days
after the end of each of the first three fiscal quarters of each fiscal year (commencing with the fiscal quarter ended January 31, 1998), a copy of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter and the related consolidated statements of income, shareholders' equity and cash flows for the period commencing on the first day and ending on the last day of such quarter, and certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments), the financial position and the results of operations of the Company and the Subsidiaries; and

          (c)	promptly upon receipt by Company of a request
therefor from Agent (acting on instructions from Majority Lenders), a copy of an unaudited consolidating balance sheet of the Company and its Subsidiaries and the related consolidating statement of income, shareholders' equity and cash flows for the most recent fiscal quarter or year then ended, as the case may be, certified by a Responsible Officer as having been developed and used in connection with the preparation of the financial statements referred to in subsections 6.01(a) or (b).

     6.02 Certificates; Other Information. The Company shall furnish to the Agent, with sufficient copies for each Bank:

          (a) 	concurrently with the delivery of the financial
statements referred to in subsection 6.01(a), a certificate of the Independent Auditor stating that as of the end of such fiscal year Company was in compliance with the terms of Sections 6.13, 6.14, and 6.15 hereof;

          (b) 	concurrently with the delivery of the financial
statements referred to in subsections 6.01(a) and (b), a Compliance Certificate executed by a Responsible Officer;

          (c)	promptly, copies of all financial statements and
reports that the Company sends to its shareholders, and copies of all financial statements and regular, periodical or special reports (including Forms 10K, 10Q and 8K) that the Company or any Subsidiary may make to, or file with, the SEC; and

          (d) 	promptly, such additional information regarding
the business, financial or corporate affairs of the Company or any Subsidiary as the Agent, at the request of any Bank, may from time to time request.

     6.03 Notices. The Company shall promptly notify the Agent and each Bank:

          (a) 	of the occurrence of any Default or Event of
Default, and of the occurrence or existence of any event or circumstance that foreseeably will become a Default or Event of Default;

          (b)	of any matter that has resulted or may result in
a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Company or any Subsidiary and any Governmental Authority; or
(iii) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Subsidiary, including pursuant to any applicable Environmental Laws;

          (c)	of the occurrence of any of the following events
affecting the Company or any ERISA Affiliate (but in no event more than 10 days after such event), and deliver to the Agent and each Bank a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Company or any ERISA Affiliate with respect to such event:

              (i)   an ERISA Event;

              (ii)  a material increase in the Unfunded
     Pension Liability of any Pension Plan;

              (iii) the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by the Company or any ERISA Affiliate; or

              (iv)  the adoption of any amendment to a Plan
     subject to Section 412 of the Code, if such amendment results in a material increase in contributions or Unfunded
     Pension Liability.

          (d)	of any material change in accounting policies or
financial reporting practices by the Company or any of its consolidated Subsidiaries;

          (e) upon the request from time to time of the Agent, the Swap Termination Values, together with a description of the method by which such values were determined, relating to any then-outstanding Swap Contracts to which the Company or any of its Subsidiaries is party.

          Each notice under this Section shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the Company or any affected Subsidiary proposes to take with respect thereto and at what time. Each notice under subsection 6.03(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been (or foreseeably will be) breached or violated.


     6.04 Preservation of Corporate Existence, Etc. The Company shall, and shall cause each Subsidiary to:

          (a)	preserve and maintain in full force and effect
its corporate existence and good standing under the laws of its state or jurisdiction of incorporation;

          (b)	preserve and maintain in full force and effect
all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except in connection with transactions permitted by Section 7.03 and sales of assets permitted by
Section 7.02;

          (c)	use reasonable efforts, in the ordinary course
of business, to preserve its business organization and goodwill;
and

          (d)	preserve or renew all of its registered patents,
copyrights, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

     6.05 Maintenance of Property. The Company shall maintain, and shall cause each Subsidiary to maintain, and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect and is permitted by Section 7.02. The Company and each Subsidiary shall use the standard of care typical in the industry in the operation and maintenance of its facilities.

     6.06 Insurance. The Company shall maintain, and shall cause each Subsidiary to maintain, with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

     6.07 Payment of Obligations. The Company shall, and shall cause each Subsidiary to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including:

          (a)	all tax liabilities, assessments and
governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary;

          (b)	all lawful claims which, if unpaid, would by law
become a Lien upon its property, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary; and

          (c)	all indebtedness, as and when due and payable,
but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

     6.08 Compliance with Laws. The Company shall comply, and shall cause each Subsidiary to comply, in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act), except such as may be contested in good faith or as to which a bona fide dispute may exist.

     6.09 Compliance with ERISA. The Company shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law;
(b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code.

     6.10 Inspection of Property and Books and Records. The Company shall maintain and shall cause each Subsidiary to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company and such Subsidiary. The Company shall permit, and shall cause each Subsidiary to permit, representatives and independent contractors of the Agent or any Bank to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, all at the expense of the Company and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, however, when an Event of Default exists, the Agent or any Bank may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice.

     6.11 Environmental Laws. The Company shall, and shall cause each Subsidiary to, conduct its operations and keep and maintain its property in compliance with all Environmental Laws where the failure to comply with such laws would have a Material Adverse Effect.

     6.12 Use of Proceeds. The Company shall use the proceeds of the Loans for working capital and other general corporate purposes, not in contravention of any Requirement of Law or of any Loan Document; provided however, that the proceeds of the Loans shall not be used for purposes of undertaking an Acquisition or the acquisition of 5% more of the voting interest of any corporation or other entity if such acquisition is opposed by the board of directors or management of such corporation or entity.

     6.13  Tangible Net Worth. The Company shall maintain a
Tangible Net Worth of not less than Three Hundred Eighty Million
Dollars ($380,000,000) as determined as of the end of each of the Company's fiscal quarters, beginning April 30, 1998.

     6.14  Maximum Capitaliz. The Company shall maintain a
Capitalization Ratio of not more than .60 to 1.0 (60%) as determined as of the end of each of the Company's fiscal quarters, beginning April 30, 1998.

     6.15 Interest Coverage Ratio. The Company shall maintain an Interest Coverage Ratio of not less than 3.0 to 1.0 as determined as of the end of each of the Company's fiscal quarters, beginning April 30, 1998. As used herein "Interest Coverage Ratio" means, as measured quarterly on the last day of each fiscal quarter for the Optimal Four Fiscal Quarter Period then-ending, the ratio of (i) EBITDDA to (ii) the combined interest expenses (including capitalized interest and the interest portion of capital lease obligations) of the Company and its Subsidiaries for such Optimal Four Fiscal Quarter Period. As used herein, "Optimal Four Fiscal Quarter Period" shall mean any four fiscal quarters selected by the Company in the five consecutive fiscal quarter period ending on the date of calculation. As used herein "EBITDDA" means for any period, the net income (or net loss) for such period, excluding any extraordinary gains or losses and taxes associated therewith, plus, to the extent deducted in the determination of net income, the sum of (a) interest expense, (b) income tax expense, (c) depreciation expense, (d) depletion expense, and (e) amortization expense, in each case determined for the Company and its consolidated Subsidiaries on a combined basis in accordance with GAAP for such period.

                          ARTICLE VII

                      NEGATIVE COVENANTS

     So long as any Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Majority Banks waive compliance in writing:

     7.01 Limitation on Liens. The Company shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, including without limitation, its timber and timberlands, whether now owned or hereafter acquired, other than the following ("Permitted Liens"):

          (a) any Lien existing on property of the Company or any Subsidiary on the Closing Date and set forth in Schedule
7.01 securing Indebtedness outstanding on such date and any subsequent Lien replacing any such Lien provided that (i) such replacement Lien shall not be extended to any other property of the Company or any Subsidiary other than the property covered by the original Lien, (ii) the amount of the Indebtedness secured by such replacement Lien is not increased, and (iii) the Indebtedness secured by such replacement Lien shall not exceed 100% of the fair market value of the related property;

          (b)	any Lien created under any of the Loan
Documents;

          (c)	Liens for taxes, fees, assessments or other
governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 6.07, provided that no notice of lien has been filed or recorded under the Code;

          (d)	carriers', warehousemen's, mechanics',
landlords', materialmen's, repairmen's or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

          (e)	Liens (other than any Lien imposed by ERISA)
consisting of pledges or deposits required in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation;

          (f)	Liens on the property of the Company or its
Subsidiary securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) contingent obligations on surety and appeal bonds, and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business, provided all such Liens in the aggregate would not (even if enforced) cause a Material Adverse Effect;

          (g) Liens consisting of judgment or judicial attachment liens, provided that the enforcement of such Liens is either effectively stayed or all such liens in the aggregate at any time outstanding for the Company and its Subsidiaries do not secure obligations which in the aggregate exceed $5,000,000;

          (h) with respect to timberland now or hereafter owned, leased, or otherwise acquired by the Company or any Subsidiary, Liens consisting of encumbrances in the nature of leases or subleases granted to others, easements, rights-of-way, restrictions, reservations of mineral, oil and gas, water or other similar rights existing on the date of acquisition of any property by the Company or any Subsidiary, encroachments or questions of location, boundary and area which an accurate survey may disclose, exceptions and reservations in United
States patents or state deeds, any prohibition or limitation on the use, occupancy or improvement of land resulting from the rights of the public or riparian owners to use any waters which may cover the land and other similar charges or encumbrances, in each case incidental to, and not interfering with, the ordinary conduct of the business of the Company or any Subsidiary;

          (i) Liens on assets of corporations which become Subsidiaries after the date of this Agreement, provided, however, that such Liens existed at the time the respective corporations became Subsidiaries and were not created in anticipation thereof and any subsequent Lien replacing any such Lien provided that (i) such replacement Lien shall not be extended to any other property of the Company or any Subsidiary other than the property covered by the original Lien, (ii) the amount of the Indebtedness secured by such replacement Lien is not increased, and (iii) the Indebtedness secured by such replacement Lien shall not exceed 100% of the fair market value of the related property;

          (j) purchase money security interests on any property acquired or held by the Company or its Subsidiaries in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property; provided that (i) any such Lien attaches to such property concurrently with or within 20 days after the acquisition thereof, (ii) such Lien attaches solely to the property so acquired in such transaction (together with the proceeds thereof and any accessions thereto), and (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such property;

          (k) Liens securing obligations in respect of capital leases on assets subject to such leases, provided that such capital leases are otherwise permitted hereunder;

          (l) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the FRB, and (ii) such deposit account is not intended by the Company or any Subsidiary to provide collateral to the depository institution; and

         (m) Any other Liens, provided that the aggregate amount of Indebtedness secured by such Liens does not exceed an amount equal to ten percent (10%) of the book value of the Company's assets as reflected on its most recent financial statements provided to the Agent pursuant to Section 6.01 hereof, or, if no such financial statements have yet been required under Section 6.01, the financial statements referenced in Section 5.11 hereof.

     7.02 Disposition of Assets. The Company shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

          (a) dispositions of inventory, or used, worn-out or surplus equipment, all in the ordinary course of business;

          (b) the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment;

          (c) dispositions of assets by the Company or any Subsidiary to the Company or any Subsidiary pursuant to reasonable business requirements provided, that the Company may not transfer any assets other than timber and timberlands to any Subsidiary if the fair market value of the transferred assets, in the aggregate, taken together with the fair market value of all other assets (other than timber or timberlands) transferred by the Company to any Subsidiary at any time after the date of this Agreement would exceed at the time of such proposed transfer an amount equal to five percent (5%) of the book value of the Company's assets as reflected on its most recent financial statements provided to the Agent pursuant to
Section 6.01 hereof, or, if no such financial statements have yet been required under Section 6.01, the financial statements referenced in Section 5.11 hereof, and provided, further, that the Company may not transfer any timber and timberlands to any Subsidiary if the fair market value of such timber and timberlands, in the aggregate, taken together with the fair market value of all other timber or timberlands transferred by the Company to any Subsidiary at any time after the date of this Agreement would exceed the sum of $60,000,000;

          (d) dispositions consisting of the exchange of assets for assets of an equivalent value and of a similar nature to be used in the business of the Company or any Subsidiary to any Person; and

          (e) dispositions not otherwise prohibited hereunder; provided, that such dispositions are made for fair market value; and provided further, that (i) at the time of any such disposition, no Event of Default shall exist or shall result from such disposition and (ii) the aggregate value of all assets so sold by the Company and its Subsidiaries, together, shall not exceed in any fiscal year $60,000,000.

     7.03 Consolidations and Mergers. The Company shall not, and shall not suffer or permit any Subsidiary to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except:

          (a)	any Subsidiary may merge with the Company,
provided that the Company shall be the continuing or surviving corporation, or with any one or more Subsidiaries, provided that if any transaction shall be between a Subsidiary and a Wholly-Owned Subsidiary, the Wholly-Owned Subsidiary shall be the continuing or surviving corporation; and

          (b)	any Subsidiary may sell all or substantially all
of its assets (upon voluntary liquidation or otherwise), to the Company or another Wholly-Owned Subsidiary.

     7.04 Loans and Investments. The Company shall not purchase or acquire, or suffer or permit any Subsidiary to purchase or acquire, or make any commitment therefor, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or make or commit to make any Acquisitions, or make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of the Company (together, "Investments"), except for:

          (a)	Investments held by the Company or a Subsidiary
in the form of cash equivalents or short term marketable securities;

          (b)	extensions of credit in the nature of accounts
receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business;

          (c)	extensions of credit by the Company to any of
its Wholly-Owned Subsidiaries or by any of its Wholly-Owned
Subsidiaries to another of its Wholly-Owned Subsidiaries;

          (d)	Investments incurred in order to consummate
Acquisitions otherwise permitted herein, provided that (i) the book value (as to the purchaser) of any such Acquisition, together with such value of all prior Acquisitions undertaken by the Company and its Subsidiaries after the Closing Date, shall not exceed at the time of such Investment ten percent (10%) of consolidated Tangible Net Worth as calculated immediately prior to such Acquisition, (ii) such Acquisitions are undertaken in accordance with all applicable Requirements of Law; and (iii) the prior, effective written consent or approval to such Acquisition of the board of directors or equivalent governing body of the acquiree is obtained;

          (e)	Investments in Joint Ventures not exceeding
Fifty Million Dollars ($50,000,000) in any fiscal year as to all such Investments in the aggregate;

          (f)	Investments in any Person supplying labor or
materials for the conversion, maintenance, harvesting, selling and other operations relating to the Company's timber and timberland, Persons who provide the Company with woodproducts (or the handling thereof) used as a raw material or supply by the Company in the manufacture of its products and customers using products sold by the Company, provided that the aggregate amount of all such Investments (including, without limitation, any such Investments owned on the date hereof) shall not exceed $25,000,000 at any one time outstanding;

          (g)	Investments constituting Permitted Swap
Obligations or payments or advances under Swap Contracts relating to Permitted Swap Obligations;

          (h)	Investments in a special purpose entity where
the fair market values of the real property (including improvements and timberlands), standing timber, plant and equipment, inventory and receivables owned by such entity is not less than ninety-five percent (95%) of the aggregate amount paid by the Company for such special purpose entity; provided however, that after giving effect to any such investment, the special purpose entity purchased pursuant to this paragraph 7.04(h) shall be a Wholly-Owned Subsidiary, and; provided further, that such Wholly-Owned Subsidiary is merged with the Company in a transaction in which the Company is the surviving entity within thirty (30) days of the making of such investment.

          (i)	Advances, loans or extensions of credit pursuant
to the Company's Employee Relocation Plan.

     7.05 Transactions with Affiliates. The Company shall not, and shall not suffer or permit any Subsidiary to, enter into any transaction with any Affiliate of the Company, except upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person not an Affiliate of the Company or such Subsidiary.

    7.06 Use of Proceeds. (a) The Company shall not, and shall not suffer or permit any Subsidiary to, use any portion of the Loan proceeds, directly or indirectly, (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance indebtedness of the Company or others incurred to purchase or carry Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (iv) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act.

          (b) The Company shall not, directly or indirectly, use any portion of the Loan proceeds (i) knowingly to purchase Ineligible Securities from BancAmerica Robertson Stephens, a Delaware corporation, (the "Arranger") during any period in which the Arranger makes a market in such Ineligible Securities,
(ii) knowingly to purchase during the underwriting or placement period Ineligible Securities being underwritten or privately placed by the Arranger, or (iii) to make payments of principal or interest on Ineligible Securities underwritten or privately placed by the Arranger and issued by or for the benefit of the Company or any Affiliate of the Company. The Arranger is a registered broker-dealer and permitted to underwrite and deal in certain Ineligible Securities; and "Ineligible Securities" means securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. #24, Seventh), as amended.

     7.07 Joint Ventures. The Company shall not, and shall not suffer or permit any Subsidiary to, enter into any Joint
Venture, other than in the ordinary course of business and in compliance with Section 7.04(e).

     7.08 Lease Obligations. The Company shall not, and shall not suffer or permit any Subsidiary to, create or suffer to exist any obligations for the payment of rent for any property under lease or agreement to lease, except for:

          (a)	leases of the Company and of Subsidiaries in
existence on the Closing Date and any renewal, extension or refinancing thereof;

          (b)	operating leases entered into by the Company or
any Subsidiary after the Closing Date in the ordinary course of business;

          (c)	leases entered into by the Company or any
Subsidiary after the Closing Date pursuant to sale-leaseback transactions permitted under subsection 7.02(d); and

          (d)	capital leases not otherwise precluded by the
terms of this Agreement.

     7.09 ERISA. The Company shall not, and shall not suffer or permit any of its ERISA Affiliates to: (a) engage in a prohibited transaction or violation of the fiduciary responsi-bility rules with respect to any Plan which has resulted or could reasonably expected to result in liability of the Company in an aggregate amount in excess of $5,000,000; or (b) engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

     7.10 Change in Business. The Company shall not, and shall not suffer or permit any Subsidiary to, engage in any material line of business substantially different from those lines of business carried on by the Company and its Subsidiaries on the date hereof.

     7.11 Accounting Changes. The Company shall not, and shall not suffer or permit any Subsidiary to, make any material change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Company or of any Subsidiary.


                          ARTICLE VIII

                       EVENTS OF DEFAULT

     8.01 Event of Default. Any of the following shall constitute an "Event of Default":

          (a)	Non-Payment.  The Company fails to pay, when and
as required to be paid herein, any amount of principal of any Loan, or any interest, fee or any other amount payable hereunder or under any other Loan Document; or

          (b)	Representation or Warranty.  Any representation
or warranty by the Company or any Subsidiary made or deemed made herein or in any other Loan Document, or any representation or warranty which is contained in any certificate, document or financial or other statement by the Company, any Subsidiary, or any Responsible Officer, furnished at any time under this Agreement, or under any other Loan Document, is incorrect in any material respect on or as of the date made or deemed made; or

          (c)	Specific Defaults.  The Company fails to perform
or observe any term, covenant or agreement contained in any of Sections 6.03, 6.13, 6.14, or 6.15 or in Article VII; or

          (d)	Other Defaults.  The Company or any Subsidiary
party thereto fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document, and such default shall continue unremedied or unwaived for a period of 20 days after the date upon which written notice thereof is given to the Company by the Agent or any Bank; or

          (e)	Cross-Default.  (i) The Company or any
Subsidiary (A) fails to make any payment in respect of any Indebtedness or Contingent Obligation (other than in respect of Swap Contracts), when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise); or
(B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, and such failure described in (A) or (B) above (x) continues unremedied and unwaived after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded or, (y) if the relevant document contains no grace period or notice period and the holder or holders or beneficiary or beneficiaries have not declared a default or caused such indebtedness to be declared due and payable prior to its stated maturity, such failure continues unremedied and unwaived for a period of twenty
(20) days after the Company or the holder or holders or beneficiary or beneficiaries first learn of such failure; or
(ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (1) any event of default under such Swap Contract as to which the Company or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (2) any Termination Event (as so defined) as to which the Company or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Company or such Subsidiary as a result thereof is greater than $5,000,000; or

          (f)	Insolvency; Voluntary Proceedings.  The Company
or any Subsidiary (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

          (g)	Involuntary Proceedings.  (i) Any involuntary
Insolvency Proceeding is commenced or filed against the Company or any Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Company's or any Subsidiary's properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy;
(ii) the Company or any Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Company or any Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

          (h)	ERISA.  (i) An ERISA Event shall occur with
respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $5,000,000; (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds $5,000,000; or (iii) the Company or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $5,000,000; or

          (i)	Monetary Judgments.  One or more non-
interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against the Company or any Subsidiary involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of $5,000,000 or more, and the same shall remain unvacated and unstayed pending appeal for a period of 10 days after the entry thereof; or

          (j)	Non-Monetary Judgments.  Any non-monetary
judgment, order or decree is entered against the Company or any Subsidiary which does or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (k)	Change of Control.  There occurs any Change of
Control; or

          (l)	Year 2000 Concerns.  The matters represented and
warranted in Section 5.20 shall cease to be true at any time, (whether or not such representation was true at all times when made or deemed made hereunder), and as a result thereof, Majority Banks conclude that a Material Adverse Effect has occurred or will occur in calendar year 2000.

     8.02 Remedies. If any Event of Default occurs, the Agent shall, at the request of, or may, with the consent of, the Majority Banks,

          (a)	declare the Commitment of each Bank to make
Loans to be terminated, whereupon such Commitments shall be terminated;

          (b)	declare the unpaid principal amount of all
outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company; and

          (c)	exercise on behalf of itself and the Banks all
rights and remedies available to it and the Banks under the Loan
Documents or applicable law;

provided, however, that upon the occurrence of any event specified in subsection (f) or (g) of Section 8.01 (in the case of clause (i) of subsection (g) upon the expiration of the 60-day period mentioned therein), the obligation of each Bank to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Agent or any Bank.

     8.03 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

     8.04 Certain Financial Covenant Defaults. In the event that, after taking into account any extraordinary charge to earnings taken or to be taken as of the end of any fiscal period of the Company (a "Charge"), and if solely by virtue of such Charge, there would exist an Event of Default due to the breach of Sections 6.13, 6.14 or 6.15 as of such fiscal period end date, such Event of Default shall be deemed to arise upon the earlier of (a) the date after such fiscal period end date on which the Company announces publicly it will take, is taking or has taken such Charge (including an announcement in the form of a statement in a report filed with the SEC) or, if such announcement is made prior to such fiscal period end date, the date that is such fiscal period end date, and (b) the date the Company delivers to the Agent its audited annual or unaudited quarterly financial statements in respect of such fiscal period reflecting such Charge as taken.

                           ARTICLE IX

                           THE AGENT

     9.01 Appointment and Authorization; "Agent". Each Bank hereby irrevocably (subject to Section 9.09) appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

     9.02 Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

     9.03 Liability of Agent. None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or
(ii) be responsible in any manner to any of the Banks for any recital, statement, representation or warranty made by the Company or any Subsidiary or Affiliate of the Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Company or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any of the Company's Subsidiaries or Affiliates.

     9.04 Reliance by Agent.(a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Banks as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Majority Banks and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Banks.

          (b)	For purposes of determining compliance with the
conditions specified in Section 4.01, each Bank that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Agent to such Bank for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Bank.

     9.05 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Banks, unless the Agent shall have received written notice from a Bank or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". The Agent will notify the Banks of its receipt of any such notice. The Agent shall take such action with respect to such Default or Event of Default as may be requested by the Majority Banks in accordance with Article VIII; provided, however, that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Banks.

     9.06 Credit Decision. Each Bank acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any review of the affairs of the Company and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Bank. Each Bank represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and credit worthiness of the Company and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder. Each Bank also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and credit worthiness of the Company. Except for notices, reports and other documents expressly herein required to be furnished to the Banks by the Agent, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or credit worthiness of the Company which may come into the possession of any of the Agent-Related Persons.

     9.07 Indemnification of Agent. Whether or not the transactions contemplated hereby are consummated, the Banks shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), pro rata, from and against any and all Indemnified Liabilities; provided, however, that no Bank shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Company. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of the Agent.

     9.08 Agent in Individual Capacity. BofA and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and its Subsidiaries and Affiliates as though BofA were not the Agent hereunder and without notice to or consent of the Banks. The Banks acknowledge that, pursuant to such activities, BofA or its Affiliates may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Subsidiary) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to its Loans, BofA shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent, and the terms "Bank" and "Banks" include BofA in its individual capacity.

     9.09 Successor Agent. The Agent may, and at the request of the Majority Banks shall, resign as Agent upon 30 days' notice to the Banks. If the Agent resigns under this Agreement, the Majority Banks shall appoint from among the Banks a successor agent for the Banks. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Banks and the Company, a successor agent from among the Banks. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor agent and the retiring Agent's appointment, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Agent hereunder until such time, if any, as the Majority Banks appoint a successor agent as provided for above.

     9.10 Withholding Tax. (a) If any Bank is a "foreign corporation, partnership or trust" within the meaning of the Code and such Bank claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the Code, such Bank agrees with and in favor of the Agent, to deliver to the Agent:

              (i) if such Bank claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, two properly completed and executed copies of IRS Form 1001 before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

              (ii) if such Bank claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Bank, two properly completed and executed copies of IRS Form 4224 before the payment of any interest is due in the first taxable year of such Bank and in each succeeding taxable year of such Bank during which interest may be paid under this Agreement; and

              (iii) such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United
     States withholding tax.

Such Bank agrees to promptly notify the Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

          (b) If any Bank claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form 1001 and such Bank sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Company to such Bank, such Bank agrees to notify the Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of the Company to such Bank. To the extent of such percentage amount, the Agent will treat such Bank's IRS Form 1001 as no longer valid.

          (c) If any Bank claiming exemption from United States withholding tax by filing IRS Form 4224 with the Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Company to such Bank, such Bank agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

          (d)	If any Bank is entitled to a reduction in the
applicable withholding tax, the Agent may withhold from any interest payment to such Bank an amount equivalent to the applicable withholding tax after taking into account such reduction. However, if the forms or other documentation required by subsection (a) of this Section are not delivered to the Agent, then the Agent may withhold from any interest payment to such Bank not providing such forms or other documentation an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction.

          (e)	If the IRS or any other Governmental Authority
of the United States or other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Bank (because the appropriate form was not delivered or was not properly executed, or because such Bank failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Bank shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, together with all costs and expenses (including Attorney Costs). The obligation of the Banks under this subsection shall survive the payment of all Obligations and the resignation or replacement of the Agent.

                          ARTICLE X

                        MISCELLANEOUS

     10.01 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Company or any applicable Subsidiary therefrom, shall be effective unless the same shall be in writing and signed by the Majority Banks (or by the Agent at the written request of the Majority Banks) and the Company and acknowledged by the Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Banks and the Company and acknowledged by the Agent, do any of the following:

          (a)	increase or extend the Commitment of any Bank
(or reinstate any Commitment terminated pursuant to Section
8.02);

          (b)	postpone or delay any date fixed by this
Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Banks (or any of them) hereunder or under any other Loan Document;

          (c)	reduce the principal of, or the rate of interest
specified herein on any Loan, or (subject to clause (ii) below) any fees or other amounts payable hereunder or under any other
Loan Document;

          (d)	change the percentage of the Commitments or of
the aggregate unpaid principal amount of the Loans which is required for the Banks or any of them to take any action hereunder; or

          (e)	amend this Section or Section 2.13, or any
provision herein providing for consent or other action by all Banks;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Agent, acting for its own account, in addition to the Majority Banks or all the Banks, as the case may be, affect the rights or duties of the Agent under this Agreement or any other Loan Document, and (ii) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed by the parties thereto.

     10.02 Notices. (a) All notices, requests, consents, approvals, waivers and other communications shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by the Company by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on
Schedule 10.02, and (ii) shall be followed promptly by delivery of a hard copy original thereof) and mailed, faxed or delivered, to the address or facsimile number specified for notices on
Schedule 10.02; or, as directed to the Company or the Agent, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Company and the Agent.

          (b)	All such notices, requests and communications
shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery; except that notices pursuant to Article II or IX to the Agent shall not be effective until actually received by the Agent.

          (c)	Any agreement of the Agent and the Banks herein
to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Company. The Agent and the Banks shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Company to give such notice and the Agent and the Banks shall not have any liability to the Company or other Person on account of any action taken or not taken by the Agent or the Banks in reliance upon such telephonic or facsimile notice. The obligation of the Company to repay the Loans shall not be affected in any way or to any extent by any failure by the Agent and the Banks to receive written confirmation of any telephonic or facsimile notice or the receipt by the Agent and the Banks of a confirmation which is at variance with the terms understood by the Agent and the Banks to be contained in the telephonic or facsimile notice.

     10.03 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or any Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

     10.04  Costs and Expenses. The Company shall:

          (a)	whether or not the transactions contemplated
hereby are consummated, pay or reimburse BofA (including in its capacity as Agent) and each Bank within 5 Business Days after demand (subject to subsection 4.01(e)) for all costs and expenses incurred by BofA (including in its capacity as Agent) and each Bank in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including reasonable Attorney Costs incurred by BofA (including in its capacity as Agent) and any Bank with respect thereto; and

          (b)	pay or reimburse the Agent and each Bank within
five Business Days after demand (subject to subsection 4.01(e)) for all costs and expenses (including Attorney Costs) incurred by them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document during the existence of an Event of Default or after acceleration of the Loans (including in connection with any "workout" or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding).

     10.05 Company Indemnification. Whether or not the transactions contemplated hereby are consummated, the Company shall indemnify, defend and hold the Agent-Related Persons, each Bank and each of its respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans and the termination, resignation or replacement of the Agent or replacement of any Bank) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement or the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided, that the Company shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting solely from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section shall survive payment of all other Obligations.

     10.06 Payments Set Aside. To the extent that the Company makes a payment to the Agent or the Banks, or the Agent or the Banks exercise their right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Bank severally agrees to pay to the Agent upon demand its pro rata share of any amount so recovered from or repaid by the Agent.

     10.07 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agent and each Bank.

     10.08 Assignments, Participations, etc. (a) Any Bank may, with the written consent of the Agent, and unless an Event of Default shall have occurred and be continuing, with the written consent of the Company, at any time assign and delegate to one or more Eligible Assignees (provided that no written consent of the Company or the Agent shall be required in connection with any assignment and delegation by a Bank to an Eligible Assignee that is an Affiliate of such Bank) (each an "Assignee") all, or any ratable part of all, of the Loans, the Commitments and the other rights and obligations of such Bank hereunder, in a minimum amount of $10,000,000; provided, however, that the Company and the Agent may continue to deal solely and directly with such Bank in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Company and the Agent by such Bank and the Assignee; (ii) such Bank and its Assignee shall have delivered to the Company and the Agent an Assignment and Acceptance in the form of Exhibit E ("Assignment and Acceptance") together with any Note or Notes subject to such assignment and (iii) the assignor Bank or Assignee has paid to the Agent a processing fee in the amount of $3,500 and provided, further, that notwithstanding anything in this Section 10.08(a) to the contrary, so long as no Event of Default shall have occurred and be continuing, no Bank may assign all or any portion of its interests hereunder to any Assignee if, on the date the assignment is to become effective, a payment made by Agent to such Assignee would be subject to any U.S. withholding tax. Any consent to assignment required of the Agent or of the Company pursuant to this Section 10.08 shall not be unreasonably withheld.

     (b)	From and after the date that the Agent notifies
the assignor Bank that it has received (and provided its consent with respect to) an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Bank under the Loan Documents, and
(ii) the assignor Bank shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.

     (c)	Within five Business Days after its receipt of
notice by the Agent that it has received an executed Assignment and Acceptance and payment of the processing fee, (and provided that it consents to such assignment in accordance with subsection 10.08(a)), the Company shall execute and deliver to the Agent, new Notes evidencing such Assignee's assigned Loans and Commitment and, if the assignor Bank has retained a portion of its Loans and its Commitment, replacement Notes in the principal amount of the Loans retained by the assignor Bank (such Notes to be in exchange for, but not in payment of, the Notes held by such Bank). Immediately upon each Assignee's making its processing fee payment under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Bank pro tanto.

     (d)	Any Bank may at any time sell to one or more
commercial banks or other Persons not Affiliates of the Company (a "Participant") participating interests in any Loans, the Commitment of that Bank and the other interests of that Bank (the "originating Bank") hereunder and under the other Loan Documents; provided, however, that (i) the originating Bank's obligations under this Agreement shall remain unchanged,
(ii) the originating Bank shall remain solely responsible for the performance of such obligations, (iii) the Company and the Agent shall continue to deal solely and directly with the originating Bank in connection with the originating Bank's rights and obligations under this Agreement and the other Loan Documents, and (iv) no Bank shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment, consent or waiver would require unanimous consent of the Banks as described in the first proviso to
Section 10.01. In the case of any such participation, the Participant shall be entitled to the benefit of Sections 3.01,
3.03 and 10.05 as though it were also a Bank hereunder and, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement.

     (e) Notwithstanding any other provision in this Agreement, any Bank may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and the Note held by it in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR #203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

     10.09 Confidentiality. Each Bank agrees to take and to cause its Affiliates to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as "confidential" or "secret" by the Company and provided to it by the Company or any Subsidiary, or by the Agent on the Company's or such Subsidiary's behalf, under this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with the Company or any Subsidiary; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Bank, or (ii) was or becomes available on a non-confidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with the Company known to the Bank; provided, however, that any Bank may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which the Bank is subject or in connection with an examination of such Bank by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Agent, any Bank or their respective Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to such Bank's independent auditors and other professional advisors; (G) to any Participant or Assignee, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of the Banks hereunder; (H) as to any Bank or its Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Company or any Subsidiary is party or is deemed party with such Bank or such Affiliate; and (I) to its Affiliates.

     10.10 Set-off. In addition to any rights and remedies of the Banks provided by law, if an Event of Default exists or the Loans have been accelerated, each Bank is authorized at any time and from time to time, without prior notice to the Company, any such notice being waived by the Company to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Bank to or for the credit or the account of the Company against any and all Obligations owing to such Bank, now or hereafter existing, irrespective of whether or not the Agent or such Bank shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Bank agrees promptly to notify the Company and the Agent after any such set-off and application made by such Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

     10.11 Automatic Debits of Fees. With respect to any fee, or any other cost or expense (including Attorney Costs) due and payable to the Agent or BofA under the Loan Documents, the Company hereby irrevocably authorizes BofA to debit any deposit account of the Company with BofA in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such fee or other cost or expense. If there are insufficient funds in such deposit accounts to cover the amount of the fee or other cost or expense then due, such debits will be reversed (in whole or in part, in BofA's sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section shall be deemed a set-off. BofA or the Agent, as applicable, agrees promptly to notify the Company and after any such debit; provided, however, that the failure to give such notice shall not affect the validity of such debit.

     10.12 Notification of Addresses, Lending Offices, Etc. Each Bank shall notify the Agent in writing of any changes in the address to which notices to the Bank should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.

     10.13 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

     10.14 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

     10.15 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Company, the Banks, the Agent and the Agent-Related Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

     10.16 Governing Law and Jurisdiction. (a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF WASHINGTON; PROVIDED THAT THE AGENT AND THE BANKS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

          (b)	ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO
THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF WASHINGTON OR OF THE UNITED STATES FOR THE WESTERN DISTRICT OF WASHINGTON, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE COMPANY, THE AGENT AND THE BANKS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE COMPANY, THE AGENT AND THE BANKS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE COMPANY, THE AGENT AND THE BANKS EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY WASHINGTON LAW.

     10.17 Waiver of Jury Trial. THE COMPANY, THE BANKS AND THE AGENT EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE COMPANY, THE BANKS AND THE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, EACH OF THE PARTIES FURTHER AGREES THAT ITS RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

     10.18 Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Company, the Banks and the Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in Seattle by their proper and duly authorized officers as of the day and year first above written.

                        LONGVIEW FIBRE COMPANY

                        By: \s\ L. J. Holbrook
                        Title: Sr. Vice President-Finance


                        BANK OF AMERICA NATIONAL
                        TRUST AND SAVINGS, ASSOCIATION,
                        as Agent

                        By: \s\ Dora A. Brown
                        Title: Vice President

                        BANK OF AMERICA NATIONAL
                        TRUST AND SAVINGS, ASSOCIATION,
                        as Agent

                        By: \s\ Robert M. Ingram
                        Title: Vice President

                        ABN AMRO BANK N.V.,
                        as Bank

                        By: \s\ James J. Rice
                        Its: Vice President


                        ABN AMRO BANK N.V.,
                        as Bank

                        By: \s\ Leif H. Olsson
                        Its: Sr. Vice President


                        THE BANK OF NOVA SCOTIA,
                        as Bank

                        By: \s\ Patrick Norris
                        Its: Officer


                        FIRST UNION NATIONAL BANK
                        as Bank

                        By: \s\ Tom James
                        Its: Sr. Vice President


                        UNION BANK OF CALIFORNIA, N.A.
                        as Bank

                        By: \s\ Henry G. Montgomery
                        Its: Vice President


                        U.S. BANK NATIONAL ASSOCIATION
                        as Bank

                        By: \s\ Janice T. Thede
                        Its: Vice President


                        WELLS FARGO BANK, N.A.
                        as Bank

                        By: \s\ Julie Wilson
                        Its: Vice President


                        SCHEDULE 2.01


                         COMMITMENTS
                    AND PRO RATA SHARES

                                                 Pro Rata
Bank	                          Commitment        Share

Bank of America National
Trust and Savings
Association	                   $50,000,000       19.2307692%

ABN AMRO Bank N.V. 	           $35,000,000       13.4615385%

The Bank of Nova Scotia  	     $35,000,000       13.4615385%

First Union National Bank 	    $35,000,000       13.4615385%

Union Bank of California, N.A. $35,000,000       13.4615385%

U.S. Bank
National Association    	      $35,000,000       13.4615385%

Wells Fargo Bank, N.A.  	      $35,000,000       13.4615385%

TOTAL                         $260,000,000      100.0000000%


                                                   SCHEDULE 2.08

                 APPLICABLE MARGIN AND FACILITY FEE

     The Applicable Margin to be used in calculating the interest rate applicable to Offshore Rate Loans pursuant to Sections 2.08 and 2.10, and the applicable per annum rate to be used in calculating the Facility Fees to be paid pursuant to
Section 2.09(b), shall each be adjusted quarterly and computed in accordance with the following chart:

Pricing                 Applicable Margin     Facility
 Level                  for Offshore Rate        Fee

  I                           0.250%            0.125%
  II                          0.325%            0.175%

  III                         0.425%            0.200%

  IV                          0.500%            0.250%

  V                           0.600%            0.275%

Rates expressed in the foregoing chart are set forth on a per annum basis.

From the date of the Agreement through the first Pricing Level Adjustment Date (as hereinafter defined) occurring after April 30, 1998, Pricing Level IV shall apply. At all times thereafter, the appropriate pricing level shall be determined in accordance with the following.

Pricing levels shall be adjusted once each fiscal quarter on a date seven (7) days after the earlier of (a) the date on which the Company is obligated to deliver to Agent its financial statements for the preceding fiscal quarter pursuant to Section
6.01 (or in the case of the fourth fiscal quarter, its financial statements for the preceding fiscal year) and (b) the date on which the Company actually delivers such financial statements to Agent (each such date of adjustment, a "Pricing Level Adjustment Date").

If on any Pricing Level Adjustment Date the Company has failed to deliver the financial statements required pursuant to Section 6.01(a) or (b) for the preceding fiscal quarter or fiscal year, as applicable, the Pricing Level shall be set at Pricing Level V until such financial statements are delivered. Once such delinquent financial statements are delivered the

Pricing Level shall be determined in accordance with the following paragraph.

In all other cases, the Pricing Level shall be determined in accordance with the following chart based upon the Capitalization
Ratio calculated as of the last day of the immediately preceding fiscal quarter.


     Capitalization Ratio             Pricing Level

     Less than or equal to
    .425 to 1.0	                          I

     Greater than .425 to 1.0
     but less than or equal to
    .475 to 1.0	                          II

     Greater than .475 to 1.0
     but less than or equal to
     .525 to 1.0	                         III

     Greater than .525 to 1.0
     but less than or equal to
    .575 to 1.0                           IV

     Greater than .575 to 1.0             V


Applicable Margins and Facility Fee percentages shall be adjusted effective as of each Pricing Level Adjustment Date and shall continue in effect until the next Pricing Level Adjustment Date.


                                                   SCHEDULE 10.02



OFFSHORE AND DOMESTIC LENDING OFFICES,
ADDRESSES FOR NOTICES

IF TO THE AGENT:

BANK OF AMERICA NATIONAL TRUST
AND SAVINGS ASSOCIATION, dba
SEAFIRST BANK
SEAFIRST AGENCY SERVICES
701 Fifth Avenue, CSC 16
Seattle, WA 98104
Attention: Dora Brown, Vice President
FAX:  (206) 358-0971

IF TO THE BANKS:

BANK OF AMERICA NATIONAL TRUST
AND SAVINGS ASSOCIATION, dba
SEAFIRST BANK,
701 Fifth Avenue, CSC 11
Seattle, WA 98104
Attention:  Robert M. Ingram, Vice President
FAX:  (206) 358-3124

ABN AMRO BANK N.V.
135 S. LaSalle St., Suite 2805
Chicago, IL 60603
Attention:  Credit Administration
FAX:  (312) 904-8840

With A Copy To:

ABN AMRO BANK N.V.
One Union Square
600 University Street, Suite 2323
Seattle, WA 98101
Attention:  James J. Rice, Vice President
FAX:  (206) 682-5641

THE BANK OF NOVA SCOTIA
888 SW Fifth Avenue, Suite 750
Portland, OR 97204
Attention:  Patrik Norris, Relationship Manager
FAX:  (503) 222-5502

FIRST UNION NATIONAL BANK
One First Union Center
301 South College Street, TW-5
Charlotte, NC 28288-0735
Attention:  Andrew Payne, Esq.
FAX:  (704) 383-6670

UNION BANK OF CALIFORNIA, N.A.
350 California Street, Floor 6
San Francisco, CA 94104
Attention:  Buddy Montgomery, Vice President
FAX:  (415) 705-5093

U.S. BANK NATIONAL ASSOCIATION
555 SW Oak Street, Suite 400
Portland, OR 97204
Attention:  Janice T. Thede, Vice President
FAX:  (503) 275-4942

WELLS FARGO BANK, N.A.
Portland RCBO
1300 SW Fifth Avenue, MAC 6101-133
Portland, OR 97201
Attention:  Julie Wilson, Vice President
FAX:  (503) 225-2039

                                EXHIBIT A

                          NOTICE OF BORROWING


                           Date:                  , 199

To:
Bank of America National Trust and Savings Association as Agent for the Banks parties to the Credit Agreement dated as of February, ___, 1998 (as extended, renewed, amended or restated from time to time, the "Credit Agreement") among Longview Fibre Company, certain Banks which are signatories thereto and Bank of America National Trust and Savings Association, as Agent

Ladies and Gentlemen:

The undersigned, Longview Fibre Company (the "Company"), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 2.03 of the Credit Agreement, of the Borrowing specified below:

1.  The Business Day of the proposed Borrowing is
                        , 19   .

2.  The aggregate amount of the proposed Borrowing is
$                     .

3.  The Borrowing is to be comprised of $            of [Base
Rate] [Offshore Rate] Loans.

4.  The duration of the Interest Period for the [Offshore Rate
Loans] included in the Borrowing, if any, shall be [_____ months].

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

(a) the representations and warranties of the Company contained in Article V of the Credit Agreement are true and correct as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date);

(b) no Default or Event of Default has occurred and is continuing, or would result from such proposed Borrowing.

LONGVIEW FIBRE COMPANY



By:
Title:

                               EXHIBIT B

                  NOTICE OF CONVERSION/CONTINUATION



                         Date:                  , 199


To:Bank of America National Trust and Savings Association as Agent for the Banks parties to the Credit Agreement dated as of February, ___, 1998 (as extended, renewed, amended or restated from time to time, the "Credit Agreement") among Longview Fibre Company, certain Banks which are signatories thereto and Bank of America National Trust and Savings Association, as Agent

Ladies and Gentlemen:

The undersigned, Longview Fibre Company (the "Company"), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 2.04 of the Credit Agreement, of the [conversion] [continuation] of the Loans specified herein, that:

1.  The Conversion/Continuation Date is             , 19  .

2.  The aggregate amount of the Loans to be [converted]
[continued] is $              .

3.  The Loans are to be [converted into] [continued as]
[Offshore Rate] [Base Rate] Loans.

4. [If applicable:] The duration of the Interest Period for the Loans included in the [conversion] [continuation] shall be [ months].

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the proposed Conversion/Continuation Date, before and after giving effect thereto and to the application of the proceeds therefrom:

(a) the representations and warranties of the Company contained in Article V of the Credit Agreement are true and correct as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date);

(b) no Default or Event of Default has occurred and is continuing, or would result from such proposed [conversion]
[continuation].

LONGVIEW FIBRE COMPANY



By:
Title:


                        EXHIBIT C

                 LONGVIEW FIBRE COMPANY
                 COMPLIANCE CERTIFICATE

Financial	Statement Date:              , 199__

Reference is made to that certain Credit Agreement dated as of February ___, 1998 (as extended, renewed, amended or restated from time to time, the "Credit Agreement") among Longview Fibre Company (the "Company"), the several financial institutions from time to time parties to the Credit Agreement (the "Banks") and Bank of America National Trust and Savings Association, as agent for the Banks (in such capacity, the "Agent"). Unless otherwise defined herein, capitalized terms used herein have the respective meanings assigned to them in the Credit Agreement.

The undersigned Responsible Officer of Longview Fibre
Company, hereby certifies as of the date hereof that he/she is the___________________ of the Company, and that, as such, he/she is authorized to execute and deliver this Certificate to the Banks and the Agent on the behalf of the Company and its consolidated Subsidiaries, and that:

[Use the following paragraph if this Certificate is delivered in connection with the financial statements required by subsection
[6.01(a)] of the Credit Agreement.]

1. Attached as Schedule 1 hereto are (a) a true and
correct copy of the audited consolidated balance sheet
of the Company and its consolidated Subsidiaries as at
the end of the fiscal year ended _______________, 199__
and (b) the related consolidated statements of income
or operations, shareholders' equity and cash flows for
such fiscal year, setting forth in each case in
comparative form the figures for the previous fiscal
year, and accompanied by the opinion of
_________________  (the "Independent Auditor") which
report states that such consolidated financial
statements are complete and correct and have been
prepared in accordance with GAAP, and fairly present,
in all material respects, the financial position of the
Company and its consolidated Subsidiaries for the
periods indicated and on a basis consistent with prior
periods.                   or

[Use the following paragraph if this Certificate is delivered in connection with the financial statements required by subsection
[6.01(b)] of the Credit Agreement.]

	1.	Attached as Schedule 1 hereto are (a) a true and
correct copy of the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of the end of the fiscal quarter ended __________, 199__, and (b) the related unaudited consolidated statements of income, shareholders' equity, and cash flows for the period commencing on the first day and ending on the last day of such quarter. The undersigned hereby certifies that such financial statements were prepared in accordance with GAAP (subject only to ordinary, good faith year-end audit adjustments and the absence of footnotes) and fairly present, in all material respects, the financial position and the results of operations of the Company and its consolidated Subsidiaries.

                           or

[Use the following paragraph if this Certificate is delivered in connection with the financial statements required by subsection
[6.01(c)] of the Credit Agreement.]

	1.	Attached as Schedule 1 hereto are (a) a true and
correct copy of the unaudited consolidating balance sheets of the Company and its consolidated Subsidiaries as of the end of the fiscal [quarter] [year] ended ______________, 199__ and (b) the related consolidating statements of income, shareholders' equity and cash flows for such period. The undersigned hereby certifies that such financial statements were prepared in accordance with GAAP (subject only to ordinary, good-faith year-end audit adjustments and the absence of footnotes) and fairly present, in all material respects, the financial position and results of operations of the Company and its consolidated Subsidiaries and that such financial statements were developed and used in connection with the preparation of the financial statements referred to in subsection 6.01(a) or (b).

	2.	The undersigned has reviewed and is familiar with the
terms of the Credit Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and conditions (financial or otherwise) of the Company during the accounting period covered by the attached financial statements.

	3.	To the best of the undersigned's knowledge, the
Company, during such period, has observed, performed or satisfied all of its covenants and other agreements, and satisfied every condition in the Credit

Agreement to be observed, performed or satisfied by the Company, and the undersigned has no knowledge of any Default or Event of Default.

4. The following financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.


	IN WITNESS WHEREOF, the undersigned has executed this
Certificate as of                    , 199  .


				LONGVIEW FIBRE COMPANY


				By:
				Title:

                                SCHEDULE 2
                      to the Compliance Certificate
                               ($ in 000's)


6.13  Tangible Net Worth

Tangible Net Worth may not be less than $380,000,000.

		Current Tangible Net Worth	_______________

6.14  Maximum Capitalization Ratio

The Capitalization Ratio may not be more than 0.60 to 1.0

		(I)	Funded Debt
			Credit Agreement    	       ______________
			Seafirst Bank  		           ______________
			Wells Fargo Bank	           ______________
			Bank of America     	       ______________
			Long-term Debt             ________________
                							        ______________

		divided by

		(II)	Funded Debt	   	        ______________
			Shareholders' Equity        ______________
                  							     ________________
    							                    ______________


		Current Capitalization Ratio ______________

6.15  Interest Coverage Ratio

The Interest Coverage Ratio May Not Be Less Than 3.0 to 1.0

	(I)	EBITDDA
		Net Income		                  ______________
		(a) Interest expense          ______________
		(b) Income tax expense        ______________
		(c) Depreciation expense      ______________
		(d&e) Depletion & Amortization______________
						                         ________________
							                         ______________

	(II)	Interest expense		        ______________
			Capitalized interest         ______________
							                        ________________
                    							     ______________

	Current Interest Coverage Ratio	______________


	EXHIBIT D

	[FORM OF] OPINION OF BORROWER'S COUNSEL




                         EXHIBIT E

          [FORM OF] ASSIGNMENT AND ACCEPTANCE AGREEMENT


This ASSIGNMENT AND ACCEPTANCE AGREEMENT (this "Assignment and
Acceptance") dated as of __________, 199__ is made between ______________________________ (the "Assignor") and
__________________________ (the "Assignee").

	RECITALS

	WHEREAS, the Assignor is party to that certain
Credit Agreement dated as of _____________, 199__ (as amended, amended and restated, modified, supplemented or renewed, the "Credit Agreement") among Longview Fibre Company (the "Company"), the several financial institutions from time to time party thereto (including the Assignor, the "Banks"), and Bank of America National Trust and Savings Association, as agent for the Banks (the "Agent"). Any terms defined in the Credit Agreement and not defined in this Assignment and Acceptance are used herein as defined in the Credit Agreement;

	WHEREAS, as provided under the Credit Agreement, the Assignor has committed to making Loans (the "Committed Loans") to the Company in an aggregate amount not to exceed $__________ (the
"Commitment");

	WHEREAS, [the Assignor has made Committed Loans in the aggregate principal amount of $__________ to the Company] [no
Committed Loans are outstanding under the Credit Agreement];

	WHEREAS, the Assignor wishes to assign to the Assignee [part of the] [all] rights and obligations of the Assignor under the Credit Agreement in respect of its Commitment, [together with a corresponding portion of each of its outstanding Committed
Loans,] in an amount equal to $__________ (the "Assigned Amount") on the terms and subject to the conditions set forth herein and the Assignee wishes to accept assignment of such rights and to assume such obligations from the Assignor on such terms and subject to such conditions;
	NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

	1.	Assignment and Acceptance.


	(a)	Subject to the terms and conditions of this Assignment
and Acceptance, (i) the Assignor hereby sells, transfers and assigns to the Assignee, and (ii) the Assignee hereby purchases, assumes and undertakes from the Assignor, without recourse and without representation or warranty (except as provided in this Assignment and Acceptance) __% (the "Assignee's Percentage
Share") of (A) the Commitment [and the Committed Loans] of the
Assignor and (B) all related rights, benefits, obligations, liabilities and indemnities of the Assignor under and in connection with the Credit Agreement and the Loan Documents.

	[If appropriate, add paragraph specifying payment to Assignor by Assignee of outstanding principal of, accrued interest on, and fees with respect to, Committed Loans assigned.]

	(b)	With effect on and after the Effective Date (as defined
in Section 5 hereof), the Assignee shall be a party to the Credit
Agreement and succeed to all of the rights and be obligated to perform all of the obligations of a Bank under the Credit
Agreement, including the requirements concerning confidentiality and the payment of indemnification, with a Commitment in an amount equal to the Assigned Amount. The Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Bank. It is the intent of the parties hereto that the Commitment of the Assignor shall, as of the Effective Date, be reduced by an amount equal to the Assigned Amount and the Assignor shall relinquish its rights and be released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee;
provided, however, the Assignor shall not relinquish its rights under Sections __ and __ of the Credit Agreement to the extent such rights relate to the time prior to the Effective Date.

	(c)	After giving effect to the assignment and assumption
set forth herein, on the Effective Date the Assignee's Commitment will be $__________.

	(d)	After giving effect to the assignment and assumption
set forth herein, on the Effective Date the Assignor's Commitment will be $__________.

	2.	Payments.

	(a)	As consideration for the sale, assignment and

transfer contemplated in Section 1 hereof, the Assignee shall pay to the Assignor on the Effective Date in immediately available funds an amount equal to $__________, representing the Assignee's Pro Rata Share of the principal amount of all Committed Loans.

	(b)	The [Assignor] [Assignee] further agrees to pay to the
Agent a processing fee in the amount specified in
Section 10.08(a) of the Credit Agreement.

	3.	Reallocation of Payments.

	Any interest, fees and other payments accrued to the Effective Date with respect to the Commitment[,] [and] Committed Loans shall be for the account of the Assignor. Any interest, fees and other payments accrued on and after the Effective Date with respect to the Assigned Amount shall be for the account of the Assignee. Each of the Assignor and the Assignee agrees that it will hold in trust for the other party any interest, fees and other amounts which it may receive to which the other party is entitled pursuant to the preceding sentence and pay to the other party any such amounts which it may receive promptly upon receipt.

	4.	Independent Credit Decision.

	The Assignee (a) acknowledges that it has received a copy of the Credit Agreement and the Schedules and Exhibits thereto, together with copies of the most recent financial statements referred to in Section 6.01 of the Credit Agreement, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to enter into this Assignment and Acceptance; and (b) agrees that it will, independently and without reliance upon the Assignor, the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Credit Agreement.

	5.	Effective Date; Notices.

	(a)	As between the Assignor and the Assignee, the effective
date for this Assignment and Acceptance shall be __________, 199__ (the "Effective Date"); provided that the following conditions precedent have been satisfied on or before the Effective Date:

		(i)	this Assignment and Acceptance shall be executed
and delivered by the Assignor and the

Assignee;

		(ii)	the consent of the Company and the Agent required
for an effective assignment of the Assigned Amount by the Assignor to the Assignee under Section 10.08 of the Credit
Agreement shall have been duly obtained and shall be in full force and effect as of the Effective Date;

		(iii) the Assignee shall pay to the Assignor all amounts due to the Assignor under this Assignment and Acceptance;

		[(iv) the Assignee shall have complied with Section [ ](__) of the Credit Agreement (if applicable);

		(v)	the processing fee referred to in Section 2(b)
hereof and in Section 10.08(a) of the Credit Agreement shall have been paid to the Agent; and

		(vi)	the Assignor shall have assigned and the Assignee
shall have assumed a percentage equal to the Assignee's
Percentage Share of the rights and obligations of the Assignor under the Credit Agreement (if such agreement exists).

	(b)	Promptly following the execution of this Assignment and
Acceptance, the Assignor shall deliver to the Company and the Agent for acknowledgement by the Agent, a Notice of Assignment substantially in the form attached hereto as Schedule 1.

	6.	Agent.

	(a)	The Assignee hereby appoints and authorizes the Agent
to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Agent by the Banks pursuant to the terms of the Credit Agreement.

	[(b)	The Assignee shall assume no duties or obligations held
by the Assignor in its capacity as Agent under the Credit
Agreement.] [INCLUDE ONLY IF ASSIGNOR IS AGENT]

	7.	Withholding Tax.

	The Assignee (a) represents and warrants to the Banks, the Agent and the Company that under applicable law and treaties no tax will be required to be withheld by the Agent with respect to any payments to be made to the Assignee hereunder, (b) agrees to furnish (if it is organized under the laws of any jurisdiction other than the United States or any State thereof) to the Agent and the Company prior to the time that the Agent or Company is required to make any payment of principal, interest or fees hereunder, duplicate executed originals of either U.S. Internal Revenue Service Form 4224 or U.S. Internal Revenue Service Form 1001 (wherein the Assignee claims entitlement to the benefits of a tax treaty that provides for a complete exemption from U.S. federal income withholding tax on all payments hereunder) and agrees to provide new Forms 4224 or 1001 upon the expiration of any previously delivered form or comparable statements in accordance with applicable U.S. law and regulations and amendments thereto, duly executed and completed by the Assignee, and (c) agrees to comply with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

	8.	Representations and Warranties.

	(a)	The Assignor represents and warrants that (i) it is the
legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any Lien or other adverse claim; (ii) it is duly organized and existing and it has the full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance and to fulfill its obligations hereunder; (iii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance, and apart from any agreements or undertakings or filings required by the Credit Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance; and
(iv) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of the Assignor, enforceable against the Assignor in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors' rights and to general equitable principles.

	(b)	The Assignor makes no representation or warranty and
assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto. The Assignor makes no representation or warranty in connection with, and assumes no responsibility with respect to, the solvency, financial condition or statements of the Company, or the performance or observance by the Company, of any of its respective obligations under the Credit Agreement or any other instrument or document furnished in connection therewith.

	(c)	The Assignee represents and warrants that (i) it is
duly organized and existing and it has full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance, and to fulfill its obligations hereunder; (ii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance; and apart from any agreements or undertakings or filings required by the Credit Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance; (iii) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of the Assignee, enforceable against the Assignee in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors' rights and to general equitable principles; and (iv) it is an Eligible Assignee.

	9.	Further Assurances.

	The Assignor and the Assignee each hereby agree to execute and deliver such other instruments, and take such other action, as either party may reasonably request in connection with the transactions contemplated by this Assignment and Acceptance, including the delivery of any notices or other documents or instruments to the Company or the Agent, which may be required in connection with the assignment and assumption contemplated hereby.

	10.	Miscellaneous.

	(a)	Any amendment or waiver of any provision of

this Assignment and Acceptance shall be in writing and signed by the parties hereto. No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof and any waiver of any breach of the provisions of this Assignment and Acceptance shall be without prejudice to any rights with respect to any other or further breach thereof.

	(b)	All payments made hereunder shall be made without any
set-off or counterclaim.

	(c)	The Assignor and the Assignee shall each pay its own
costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Assignment and Acceptance.

	(d)	This Assignment and Acceptance may be executed in any
number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

	(e)	THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY AND
CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF WASHINGTON
[Note: confirm choice of law]. The Assignor and the Assignee each irrevocably submits to the non-exclusive jurisdiction of any State or Federal court sitting in [Washington] over any suit, action or proceeding arising out of or relating to this Assignment and Acceptance and irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such [Washington] State or Federal court. Each party to this Assignment and Acceptance hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

	(f)	THE ASSIGNOR AND THE ASSIGNEE EACH HEREBY KNOWINGLY,
VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A
TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR
ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS ASSIGNMENT AND
ACCEPTANCE, THE CREDIT AGREEMENT, ANY RELATED DOCUMENTS AND
AGREEMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, OR
STATEMENTS (WHETHER ORAL OR WRITTEN).

	[Other provisions to be added as may be negotiated between the Assignor and the Assignee, provided that such provisions are not inconsistent with the Credit Agreement.]


	IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Assignment and Acceptance to be executed and delivered by their duly authorized officers as of the date first above written.


	[ASSIGNOR]


	By:
	Title:


	By:
	Title:

	Address:




	[ASSIGNEE]


	By:
	Title:


	By:
	Title:

	Address:

   	                       SCHEDULE 1

                NOTICE OF ASSIGNMENT AND ACCEPTANCE


                               _______________, 19__


Bank of America National Trust
  and Savings Association, as Agent
______________________________
______________________________
Attn:  _______________________


Longview Fibre Company
______________________________
______________________________
Attn: ________________________


Ladies and Gentlemen:

	We refer to the Credit Agreement dated as of February, ___, 1998 (as amended, amended and restated, modified, supplemented or renewed from time to time the "Credit Agreement") among Longview Fibre Company (the "Company"), the Banks referred to therein and Bank of America National Trust and Savings Association as agent for the Banks (the "Agent"). Terms defined in the Credit
Agreement are used herein as therein defined.

	1.	We hereby give you notice of, and request your consent
to, the assignment by __________________ (the "Assignor") to _______________ (the "Assignee") of _____% of the right, title and interest of the Assignor in and to the Credit Agreement
(including, without limitation, the right, title and interest of the Assignor in and to the Commitments of the Assignor[,] [and] all outstanding Loans made by the Assignor) pursuant to the Assignment and Acceptance Agreement attached hereto (the
"Assignment and Acceptance"). Before giving effect to such assignment the Assignor's Commitment is $ ___________[,] [and] the aggregate amount of its outstanding Loans is $_____________.

	2.	The Assignee agrees that, upon receiving the consent of
the Agent and, if applicable, Longview Fibre Company to such assignment, the Assignee will be bound by the terms of the Credit
Agreement as fully and to the same extent as if the Assignee were the Bank originally holding such interest in the Credit
Agreement.

	3.	The following administrative details apply to the
Assignee:

		(A)	Notice Address:
			Assignee name: _________________________
			Address:  ______________________________
				    _______________________________
				    _______________________________
			Attention:  ____________________________
			Telephone:  (___)_______________________
			Telecopier:  (___)______________________
			Telex (Answerback): ____________________

		(B)	Payment Instructions:

			Account No.:  __________________________
				At:	    __________________________
					    __________________________
				         __________________________
			Reference:    __________________________
			Attention:    __________________________

	4.	You are entitled to rely upon the representations,
warranties and covenants of each of the Assignor and Assignee contained in the Assignment and Acceptance.

	IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Notice of Assignment and Acceptance to be executed by their respective duly authorized officials, officers or agents as of the date first above mentioned.

	Very truly yours,

	[NAME OF ASSIGNOR]


	By:
	Title:


	By:
	Title:

	[NAME OF ASSIGNEE]

	By:
	Title:


	By:
	Title:


ACKNOWLEDGED AND ASSIGNMENT
CONSENTED TO:


LONGVIEW FIBRE COMPANY


By:
Title:  __________________________


By:
Title:  __________________________


BANK OF AMERICA NATIONAL TRUST AND
  SAVINGS ASSOCIATION, as Agent


By: __________________________
Its: _________________________



                           EXHIBIT F


                   [FORM OF] PROMISSORY NOTE

$            	                     _____________, 199_

		FOR VALUE RECEIVED, the undersigned, Longview Fibre Company, a Washington corporation (the "Company"), hereby
promises to pay to the order of                     (the "Bank")
the principal sum of              Dollars ($           ) or, if
less, the aggregate unpaid principal amount of all Loans made by the Bank to the Company pursuant to that certain Credit
Agreement, dated as of February ___, 1998, (such Credit
Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time, being hereinafter called the "Credit Agreement"), among the Company, the Bank, the other banks parties thereto, and Bank of America National Trust and Savings Association, as Agent for the Banks, on the dates and in the amounts provided in the Credit Agreement. The Company further promises to pay interest on the unpaid principal amount of the Loans evidenced hereby from time to time at the rates, on the dates, and otherwise as provided in the Credit Agreement.

		The Bank is authorized to endorse the amount and the date on which each Loan is made, the maturity date therefor and each payment of principal with respect thereto on the schedules annexed hereto and made a part hereof, or on continuations thereof which shall be attached hereto and made a part hereof; provided, that any failure to endorse such information on such schedule or continuation thereof shall not in any manner affect any obligation of the Company under the Credit Agreement or this Promissory Note (the "Note").

		This Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement, which Credit
Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

		Terms defined in the Credit Agreement are used herein with their defined meanings therein unless otherwise defined herein. This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of Washington applicable to contracts made and to be performed entirely within such State.



					LONGVIEW FIBRE COMPANY




					By:
					Title:



					By:
					Title:



                                                     Schedule A to Note


           BASE RATE LOANS AND REPAYMENT OF BASE RATE LOANS



            (2)          (3)          (4)
           Amount      Maturity     Amount of
             of         Date of      Base                 (5)
  (1)       Base         Base      Rate Loan            Notation
 Date      Rate Loan    Rate Loan   Repaid              Made By




                     Schedule B to Note

       OFFSHORE RATE LOANS AND REPAYMENT OF OFFSHORE
               RATE LOANS

             (2)          (3)        (4)
           Amount      Maturity     Amount of
             of         Date of     Offshore      (5)
 (1)       Offshore    Offshore     Rate Loan  Notation
 Date      Rate Loan   Rate Loan    Repaid     Made By